Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

among

SOUTHWEST BANCORP, INC.,

FIRST COMMERCIAL BANCSHARES, INC.

and

FIRST COMMERCIAL BANK

Dated as of May 27, 2015

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

AGREEMENT AND PLAN OF REORGANIZATION

Exhibit AForm of Bank Merger Agreement

Exhibit BForm of Certificate of Merger

Exhibit CForm of Restrictive Covenant Agreement

Exhibit DForm of Shareholder Voting Agreement

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 27, 2015, by and among Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”), First Commercial Bancshares, Inc., an Oklahoma corporation (“Bancshares”), and First Commercial Bank,  an Oklahoma  banking corporation and a wholly‑owned subsidiary of Bancshares (the “Bank”), with reference to the following:

R E C I T A L S:

WHEREAS, the Boards of Directors of SWB,  Bancshares and the Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Bancshares would merge with and into SWB (the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SWB’s willingness to enter into this Agreement, certain shareholders of Bancshares are concurrently entering into a Shareholder Voting Agreement (as defined below) with SWB pursuant to which each such shareholder will agree to vote his, her or its shares of Bancshares Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby; and

WHEREAS, following the Merger, SWB intends to cause the Bank to merge (the “Bank Merger”) with and into Bank SNB, an Oklahoma banking corporation (“Bank SNB”), a wholly-owned subsidiary of SWB; and

WHEREAS, the parties intend the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquisition Proposal” shall have the meaning set forth in Section 7.5(a).

“Advisors” shall mean attorneys, accountants, investment bankers, financial consultants and other advisors and agents.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

“Affiliate,” shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a referenced person or entity.

“Allowance” shall have the meaning set forth in Section 6.4(c).

“Audit” shall have the meaning set forth in Section 4.9.

“Bancshares Audited Financial Statements” shall mean (i) the audited consolidated balance sheets of Bancshares as of December 31, 2014 and 2013 (including the related notes thereto and schedules, if any); (ii) the related audited consolidated statements of operations and comprehensive income (loss), consolidated statements of changes in stockholders equity; and consolidated statements of cash flows (including the related notes thereto and schedules, if any) of Bancshares for each of the two years ended December 31, 2014 and 2013; and (iii) the Independent Auditor’s Report thereon.

“Bancshares Certificates” shall have the meaning set forth in Section 3.4(a).

“Bancshares Common Stock” shall mean the common stock, par value $1.00 per share, of Bancshares.

“Bancshares Disclosure Schedule” shall mean the written disclosure schedule being delivered to SWB by Bancshares in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article IV of this Agreement).

“Bancshares Financial Statements” shall mean, collectively, the Bancshares Audited Financial Statements and the Bancshares Interim Financial Statements.

“Bancshares Interim Financial Statements” shall mean (i) the unaudited consolidated balance sheet of Bancshares as of March 31, 2015 (including the related notes thereto and schedules, if any), and (ii) the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2015 (including the related notes thereto and schedules, if any).

“Bancshares Options” shall have the meaning given in Section 3.3(a).

“Bancshares Shareholders Agreement” shall have the meaning set forth in Section 7.11(e).

“Bancshares Shareholders’ Equity” shall mean the aggregate shareholders’ equity of Bancshares, determined on a consolidated basis in accordance with GAAP.

“Bancshares Shareholders Meeting” shall have the meaning given in Section 4.4(c).

“Bancshares Tangible Shareholders’ Equity” shall mean Bancshares Shareholders’ Equity as of the date for which the Bancshares Tangible Shareholders’ Equity is being determined, less an amount equal to any intangible assets reflected on the books of

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

Bancshares or the Bank as of such date; provided, that for purposes of computing Bancshares Tangible Shareholders’ Equity the amount included as Bancshares’ accumulated comprehensive income account shall be the amount reported by Bancshares at December 31, 2014 for such account.

“Bank” shall have the meaning given in the preamble to this Agreement.

“Bank Common Stock” shall mean the common stock, par value $5.00, of the Bank.

“Bank Financial Statements” shall mean the following Consolidated Reports of Condition and Income of the Bank: (i) the Consolidated Report of Income for the period January 1, 2013 through December 31, 2013, together with the related schedules thereto, (ii) the Consolidated Report of Condition, dated December 31, 2013, together with the related schedules thereto, (iii) the Consolidated Report of Income for the period January 1, 2014 through December 31, 2014, together with the related schedules thereto, (iv) the Consolidated Report of Condition dated December 31, 2014, together with the related schedules thereto, (v) the Consolidated Report of Income for the three-month period beginning January 1, 2015 through March 31, 2015, together with the related schedules thereto, and (vi) the Consolidated Report of Condition, dated March 31, 2015, together with the related schedules thereto.

“Bank Merger” shall have the meaning given in the recitals to this Agreement.

“Bank Merger Agreement” shall mean the Bank Merger Agreement by and between Bank SNB and the Bank, substantially in the form attached hereto as Exhibit A.

“Bank Regulator” shall mean any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or other Governmental Entity having supervisory or regulatory authority with respect to Bancshares or the Bank.

“Bank SNB” shall have the meaning given in the recitals to this Agreement.

“Banking Affiliates Act” shall mean the Banking Affiliates Act of 1982, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Oklahoma are authorized or required by law to close.

“Certificate of Merger” shall mean a Certificate of Merger substantially in the form attached hereto as Exhibit B.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date of the Closing.

“Closing Financial Certificate” shall have the meaning set forth in Section 2.6(a)(iii).

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.3(b).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(e).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Plans” shall have the meaning set forth in Section 4.12(a).

“Environmental Claim” means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Exchange Fund” shall have the meaning given in Section 3.4(b).

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“FRB” shall mean, as applicable, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank having jurisdiction and acting pursuant to delegated authority.

“Final Bancshares Dividend” shall mean the cash dividend when and if declared by the Bancshares Board of Directors in conjunction with and prior to the Closing.

“Financial Statements” shall mean the Bancshares Financial Statements and the Bank Financial Statements, individually or collectively, as the context requires.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state local or other court, administrative agency or commission or other governmental authority or instrumentality, including, without limitation, any Banking Regulator.

“Identified Asset” shall have the meaning given in Section 7.9.

“Knowledge of Bancshares”  shall mean information that is actually known, or reasonably should have been known, to the executive officers or directors of Bancshares and/or the Bank.

“Knowledge of SWB”  shall mean information that is actually known, or reasonably should have been known, to the executive officers or directors of SWB.

“Letter Agreements” means those certain letter agreements dated as of the date hereof between SWB and those Persons signing Restrictive Covenant Agreements.

“Material Adverse Effect” shall mean, with respect to Bancshares, any change, development or occurrence the effect of which is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), results of operations, business, assets, liabilities (absolute, accrued, contingent or otherwise), properties, or operation of Bancshares taken as a whole, or materially impairs the ability of Bancshares to consummate the transactions contemplated by this Agreement or the other Transaction Documents.  Without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to have occurred if an event that results in, or could reasonably be expected to result in, a decrease in the Bancshares Shareholders’ Equity by $250,000 or more occurs.   Provided, however, a Material Adverse Effect shall not be deemed to include (a) changes in banking or similar laws of general applicability, (b) changes in GAAP or regulatory accounting principles, (c) actions or omissions of a party required by this Agreement or taken with the express prior written consent of the other party in contemplation of the transactions contemplated by this Agreement,  (d)  changes resulting from the public announcement of the Merger, changes affecting generally the markets in which the Bank operates, or changes in general local or domestic economic conditions, or (e)  expenses incurred in connection with the transactions contemplated by this Agreement.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Measurement Date” shall mean the last day of the calendar month immediately preceding the Closing.

“Merger Consideration” shall mean $41,659,860; provided, in the event Bancshares Tangible Shareholders Equity is less than $29,546,000 as of the Measurement Date, the Merger Consideration shall equal (i) $41,659,860 minus (ii) the product of 1.41 times the excess, if any, of (A) $29,546,000 over (B) the amount of Bancshares Tangible Shareholders Equity as of the end of the Measurement Date.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

“NASDAQ” shall mean The Nasdaq Stock Market Inc. National Global Select Market.

“OGCA” shall mean the Oklahoma General Corporation Act, as amended.

“OREO” shall mean other real estate owned.

“OSBD” shall mean the Oklahoma State Banking Department.

“Per Share Cash Consideration” shall mean forty-nine percent (49%) of the Per Share Merger Consideration which shall be payable in cash.

“Per Share Merger Consideration” shall mean the amount derived by dividing the Merger Consideration by the number of shares of Bancshares Common Stock outstanding immediately prior to the Effective Time.

“Per Share Stock Consideration” shall mean that number of shares of SWB Common Stock derived by dividing fifty-one percent (51%) of the Per Share Merger Consideration by the SWB Average Stock Price; provided, however, if the SWB Average Closing Stock Price is less than $13.50, then the number of shares of SWB Common Stock issuable as Per Share Stock Consideration shall be derived by dividing fifty-one percent (51%) of the Per Share Merger Consideration by $13.50 and if the SWB Average Closing Stock Price is greater than $21.50, then the number of shares of SWB Common Stock issuable as Per Share Stock Consideration shall be derived by dividing fifty-one percent (51%) of the Per Share Merger Consideration by $21.50.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, “group” (as that term is defined under the Securities Exchange Act of 1934) or other entity.

“Professional Fees” shall mean all fees incurred up to the Effective Time for services rendered to Bancshares or the Bank by their respective Advisors in connection with the transactions contemplated by this Agreement.

“Proxy Materials” shall have the meaning given in Section 4.4(c).

“Record Date” shall mean the record date established by the Bancshares Board of Directors for those shareholders of Bancshares entitled to receive (when and if declared) a ratable portion of the Final Bancshares Dividend.

“Registration Statement” shall have the meaning given in Section 4.4(c).

“Representative” shall have the meaning given in Section 3.5.

“Restrictive Covenant Agreement” shall mean the agreement in substantially the form attached hereto as Exhibit “C” to be executed at the Closing by and between SWB and each of those Persons executing a Letter Agreement.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the United States Securities and Exchange Commission.

“SRO” means the Financial Industry Regulatory Authority, applicable securities commodities and futures exchanges, and other industry self-regulatory organizations.

“SWB Average Closing Stock Price” shall mean the average daily closing price of SWB Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, another alternative source as chosen by the mutual agreement of Bancshares and SWB) for the ten consecutive trading days ending on and including the fifth trading day immediately prior to the Closing Date.

“SWB Average Stock Price” shall mean $17.50, which amount is the average daily closing price of SWB Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, another alternative source as chosen by the mutual agreement of Bancshares and SWB) for the ten consecutive trading days ending on and including the last trading day immediately prior to the date of this Agreement.

“SWB Board Representative” shall have the meaning given in Section 6.4(e).

“SWB Common Stock” shall mean the common stock, par value $1.00 per share, of SWB.

“SWB Disclosure Schedule” means the written disclosure schedule being delivered to Bancshares by SWB in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article V of this Agreement).

“SWB Loan Representatives” shall mean Matt Pollock (having an email address of mattpollock@banksnb.com) and David Sine (having an email address of davidsine@banksnb.com).

“SWB SEC Reports” shall have the meaning given in Section 5.5(a).

“Securities Act” means the Securities Exchange Act of 1933, as amended.

“Shareholder Voting Agreement” shall mean the Shareholder Voting Agreement to be executed by certain shareholders of Bancshares, each in substantially the form attached hereto as Exhibit D.

“Specific Reserve” shall mean the amount, if any, established by the Bank or Bancshares as a reserve against an identified loss associated with a loan or lease receivable held by the Bank or Bancshares, including any participations held by the Bank or Bancshares.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

“Subsidiary” shall mean a corporation or other entity the voting securities of which are owned or otherwise controlled, directly or indirectly, by another entity in an amount sufficient to elect at least a majority of the Board of Directors or other governing body of such entity.

“Superior Proposal” shall mean any unsolicited offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation, share exchange or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, all of Bancshares Common Stock then outstanding (or the surviving entity of a merger) or substantially all of the assets of Bancshares and its Subsidiaries, and otherwise on terms which the Board of Directors of Bancshares determines in good faith to be more favorable to Bancshares’ shareholders from a financial point of view than the Merger.

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority with respect to Taxes, including, without limitation and where permitted or required, combined or consolidated returns for any group of entities that includes Bancshares or the Bank.

“Taxes” means all federal, state, local or foreign taxes, fees and other charges, however denominated, including, without limitation, income, sales and use, excise, franchise, real and personal property, gross receipts, alternative minimum, intangible, license, transfer or payroll tax or charge imposed by any taxing authority, including, without limitation, any interest, penalties or additions to tax in respect of the foregoing.

“Termination Fee” shall have the meaning given in Section 9.2(b).

“Transaction Documents” shall mean this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereto pursuant to this Agreement or any of the foregoing, including, without limitation,  the Bank Merger Agreement, the Restrictive Covenant Agreements and the Shareholder Voting Agreements.

“Trustee” shall have the meaning given in Section 7.7.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
1.3 Other Definitional Provisions.

(a) Unless expressly provided otherwise, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to corresponding Articles, Sections, subsections and other subdivisions of this Agreement.  Exhibits referred to herein are attached hereto and by this reference made a part hereof.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of any such subdivision and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

(f) The terms “dollars” and “$” shall mean United States Dollars.

(g) Unless otherwise expressly provided herein, references to any law, statute, code, ordinance, rule, regulation or treaty or to any contract, lease, agreement, covenant, indenture, note, security, instrument, arrangement, commitment or any other binding written understanding that is defined or referred to herein means such document as from time to time amended, modified or supplemented, including (if applicable) by waiver or consent or by succession of comparable successor laws, statutes, codes, ordinances, rules, regulations or treaties and any reference in this Agreement to any such law, statute, code, ordinance or treaty shall be deemed to include any rules and regulations promulgated thereunder.

ARTICLE II THE MERGER

2.1 Effective Time of Merger.  Upon the terms and subject to the conditions of this Agreement,  a Certificate of Merger shall be duly prepared, executed by SWB and thereafter delivered to the Oklahoma Secretary of State for filing, as provided in the OGCA, on or prior to the Closing Date.  The Merger shall become effective upon the filing of the Certificate of Merger with the Oklahoma Secretary of State or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).    The parties will use commercially reasonable efforts to cause the Effective Time to occur on the Closing Date, but in no event will the Effective Time occur more than one (1) business day after the Closing Date.

2.2 Closing.  On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated in accordance with its terms, the closing (the “Closing”) of the Merger shall take place at the offices of the Bank, at 10:00 a.m. local time, on the tenth  (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or at such other date, time and place upon which the parties hereto shall mutually agree.

2.3 Effects of the Merger.  At the Effective Time, Bancshares shall be merged with and into SWB, and the separate existence of Bancshares shall cease.  The Merger will have

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

the effects set forth in the OGCA. As used in this Agreement, “Surviving Corporation” shall mean SWB, at and after the Effective Time, as the surviving corporation in the Merger.

2.4 Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of SWB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, unless and until amended as provided by law and such Certificate of Incorporation.  The Bylaws of SWB as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until amended or repealed as provided by applicable law.

2.5 Directors and Officers.  The directors of SWB in office as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time.  The officers of SWB in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time.  The directors and officers of the Bank in office immediately prior to the Effective Time shall tender their resignations in such capacities immediately prior to the Effective Time and, at the sole discretion of SWB, may be reappointed or replaced by such persons designated by SWB.

2.6 Deliveries at Closing.
(a) At the Closing, Bancshares and the Bank shall deliver to SWB:

(i) counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which Bancshares, the Bank or any of their Affiliates are to be a party that are to be executed at Closing;

(ii) a certificate executed by the President of Bancshares and a certificate executed by the President of the Bank, in each case, certifying as to the matters described in Section 8.3(c);

(iii) a certificate (the “Closing Financial Certificate”) signed by the President of the Bank and Bancshares, certifying as to (A) compliance with Section 7.9 hereof,  (B) compliance with the financial measures as specified in Section 8.3(h) and (C) the number of issued and outstanding shares of Bancshares Common Stock determined immediately prior to the Closing;

(iv) certified copies of the certificate of incorporation and bylaws of each of Bancshares and the Bank, in each case, together with all amendments thereto;

(v) good standing certificates, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Oklahoma Secretary of State, certifying as to the existence and good standing of Bancshares and the Bank in the State of Oklahoma;

(vi) certified copies of the resolutions of (A) the Board of Directors of Bancshares approving this Agreement and the Merger, and (B) the Board of Directors of the Bank approving the Bank Merger Agreement and the Bank Merger;

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(vii) certified copies of the resolutions of the (A) shareholders of Bancshares approving this Agreement and the Merger, and (B) the sole shareholder of the Bank approving the Bank Merger Agreement and the Bank Merger;

(viii) a list of all internal and examiner classified loans and watch listed loans as of the most recent month end prior to the Closing Date and a list of all OREO expected to be owned by the Bank as of the Closing Date;

(ix) subject to the declaration of the Final Bancshares Dividend by the Bancshares Board of Directors which remains unpaid immediately prior to the Closing, a Bancshares shareholders list as of the Record Date, which shareholders list shall include the tax identification number and address of each Bancshares shareholder as reflected on the books and records of Bancshares and/or the Bank; and

(x) all other certificates, schedules, or other items required to be delivered to SWB by Bancshares or the Bank or any of their Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

(b) At the Closing, SWB shall deliver or cause to be delivered to Bancshares and the Bank (as applicable):

(i) counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which SWB or any of its Affiliates are to be party that are to be executed at Closing;

(ii) a certificate executed by the President or a Vice President of SWB certifying as to the matters described in Section 8.2(c);

(iii) certified copies of the resolutions of (i) the Board of Directors of SWB authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Board of Directors of Bank SNB approving the Bank Merger Agreement and the Bank Merger; and

(iv) all other certificates, schedules, or other items required to be delivered by SWB or any of its Affiliates to Bancshares, the Bank or any of their respective Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

2.7 Bank Merger.  Following the Effective Time and subject to obtaining all required regulatory and shareholder approvals, the Bank will be merged with and into Bank SNB, with the full-service banking offices of the Bank becoming branch offices of Bank SNB.  The Bank Merger will be in accordance with the terms of the Bank Merger Agreement.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK; SURRENDER OF CERTIFICATES
3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bancshares Common Stock:

(a) Cancellation of Treasury Stock and Shares Owned by SWB.  All shares of Bancshares Common Stock that are owned either by (i) Bancshares as treasury stock, or (ii) SWB shall be cancelled or retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Bancshares Common Stock.  Other than Dissenting Shares and the shares of Bancshares Common Stock to be cancelled in accordance with Section 3.1(a), each share of Bancshares Common Stock shall be converted into the right to receive from SWB, without interest, the Per Share Cash Consideration and the Per Share Stock Consideration.

(c) No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, SWB will not issue any certificates or scrip representing fractional shares of SWB Common Stock otherwise issuable pursuant to the Merger.  In lieu of the issuance of any such fractional shares, SWB shall pay to each former holder of Bancshares Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Per Share Stock Consideration by (ii) the fraction of the share of Bancshares Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1(b) above.

(d) SWB Capital Stock.  Each share of SWB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall be unaffected by the Merger.

(e) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Bancshares Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who shall not have voted such shares in favor of the Merger and who shall have delivered to SWB a written demand for appraisal of such shares in the manner provided in Section 1091 of the OGCA (the “Dissenting Shares”) shall not be converted into the right to receive a pro rata portion of the Merger Consideration in accordance with Section 3.1(b) hereof, but instead, the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of the OGCA; provided,  however, in the event a holder fails to perfect, withdraws or otherwise loses his right to appraisal and payment for his shares of Bancshares Common Stock pursuant to the applicable provisions of the OGCA, each of the Dissenting Shares held by such holder shall be converted into and represent only the right to receive a pro rata portion of the Merger Consideration in accordance with Section 3.1(b).

3.2 Adjustments to Per Share Stock Consideration.  The aggregate number of shares of SWB Common Stock to be exchanged for each share of Bancshares Common Stock

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

shall be adjusted appropriately to reflect any change in the number of shares of SWB Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to the SWB Common Stock, received or to be received by holders of SWB Common Stock, when the record date or payment occurs before the Effective Time.

3.3 Treatment of Bancshares Stock Option Awards.

(a) In accordance with the terms of Bancshares’ equity incentive plans and each underlying award agreement, each option to acquire shares of Bancshares Common Stock (“Bancshares Options”) that is not otherwise immediately exercisable will become fully exercisable in conjunction with the Closing (which shall constitute a “change of control” within the meaning of such award agreements).    The Bancshares Board of Directors shall set a date (which date will be at least two (2) Business Days prior to the Effective Time) (the “Specified Date”) before which all Bancshares Options may be exercised by the holder thereof in accordance with its terms.  Bancshares may provide for cashless exercise of the Bancshares Options; provided that any adjustment to allow for cashless exercise of any Bancshares Options which are “incentive stock options” under Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.  At the Effective Time, all unexercised Bancshares Options will terminate.

(b) At or prior to the Effective Time, Bancshares’ Board of Directors shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Section 3.3(a) above.

3.4 Exchange of Certificates and Payment.

(a) Exchange Agent.  Prior to the Effective Time, SWB shall appoint Bank SNB as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing SWB Common Stock which are to be issued and making the payment of the Per Share Cash Consideration which is to be paid pursuant to Section 3.1(b), together with any cash to be paid with respect to fractional shares, to the holders of certificates which immediately prior to the Effective Time evidenced shares of Bancshares Common Stock (collectively, the “Bancshares Certificates”).

(b) Merger Consideration.  On the Closing Date, SWB shall deposit with or make available to the Exchange Agent for exchange in accordance with Section 3.4(c) below (i) certificates evidencing the SWB Common Stock to be issued pursuant to Section 3.1(b) and (ii) immediately available funds in an amount sufficient to make the appropriate payments of the Per Share Cash Consideration, each as may be adjusted pursuant to Sections 3.1(c),  3.1(e) and 3.2 above (collectively, the “Exchange Fund”); and SWB shall instruct the Exchange Agent to timely deliver the Merger Consideration.

(c) Exchange Procedures.    Within five  (5) Business Days after the Effective Time,  SWB shall cause the Exchange Agent to mail or deliver to each former Bancshares shareholder (i) a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of the Bancshares Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as SWB and Bancshares may reasonably

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

determine), and (ii) instructions for use in effecting the surrender of the Bancshares Certificates in exchange for the Per Share Merger Consideration.  Upon surrender of a Bancshares Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Bancshares Certificate shall be entitled to promptly receive the Per Share Stock Consideration and the Per Share Cash Consideration in exchange for each share of Bancshares Common Stock represented by the certificate(s) so surrendered pursuant to the provisions of this Article III, and the Bancshares Certificate(s) so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 3.4, each Bancshares Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Per Share Merger Consideration payable with respect to the shares of Bancshares Common Stock represented by such Bancshares Certificate.

(d) No Further Ownership Rights in Bancshares Common Stock.   The applicable portion of the Merger Consideration paid upon surrender of shares of Bancshares Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Bancshares Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bancshares Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Bancshares Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Lost or Stolen Certificate.  In the event that any Bancshares Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay the applicable portion of the Merger Consideration to such shareholder in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 3.4(c);  provided,  however, that the Exchange Agent may, in its discretion and as a condition precedent to the exchange, require the owner of such lost, stolen or destroyed certificate to submit to the Exchange Agent a bond in a form and substance satisfactory to the Exchange Agent, or an indemnification agreement in a form acceptable to SWB, whereby such shareholder agrees to indemnify SWB,  the Surviving Corporation and the Exchange Agent against any claim that may be made against SWB or the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed, in lieu of such certificates.

(f) Termination of Fund; Limit of Liability.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bancshares for six months after the Effective Time shall be returned to SWB upon demand, and any shareholders of Bancshares who have not theretofore complied with the exchange procedures of this Article III shall thereafter look only to SWB, and not the Exchange Agent, for payment of any Merger Consideration, without any interest on the cash portion thereof, in respect of their shares of Bancshares Common Stock.  Notwithstanding the foregoing, none of SWB, Bancshares or the Surviving Corporation shall be liable to any holder of shares of Bancshares Common Stock for any portion of the Merger Consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(g) Withholding.  SWB (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any holder of shares of Bancshares Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by SWB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bancshares Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by SWB.

3.5 Paying Agent.  If a Final Bancshares Dividend has been declared prior to the Closing but remains unpaid immediately prior to the Closing, Bancshares, in conjunction with the Closing, shall (i) deliver to Bank SNB a shareholders list as of the Record Date for the payment of the Final Bancshares Dividend, which Shareholders List shall include those matters specified in Section  2.6(a)(ix) and (ii) deposit with Bank SNB immediately available funds in an amount equal to the Final Bancshares Dividend.  Subject to receipt of the shareholders list and said funds, Bank SNB shall act as the paying agent for the Final Bancshares Dividend.  In such capacity, Bank SNB shall mail or deliver a check to each Bancshares shareholder as of the Record Date, as reflected on the shareholders list described above, in an amount equal to that portion of the Final Bancshares Dividend due such shareholder.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BANCSHARES

Except as may be disclosed to SWB in the Bancshares Disclosure Schedule,  Bancshares represents and warrants to SWB, as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a specific date need only be true as of such date) as follows:

4.1 Capital Structure of Bancshares and the Bank; Ownership of Bank Common Stock.

(a) The authorized capital stock of Bancshares consists of 2,000,000 shares of Bancshares Common Stock.  As of the date hereof, there are 1,299,963 shares of Bancshares Common Stock issued and outstanding and 55,557 shares of Bancshares Common Stock held as treasury shares.  The outstanding shares of Bancshares Common Stock represent all of the outstanding equity of Bancshares.  All issued and outstanding shares of Bancshares Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and none of the outstanding shares of Bancshares Common Stock has been issued in violation of the preemptive or subscription rights of any Person.  Except for Bancshares Options to purchase 57,250 shares of Bancshares Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the Bancshares Common Stock.

(b) The authorized capital stock of the Bank consists of 1,000,000 shares of Bank  Common Stock.  As of the date hereof, there are (i) 500,979 shares of Bank  Common Stock issued and outstanding, and (ii) no shares of Bank Common Stock held as treasury shares.  All outstanding shares of Bank  Common Stock are owned, beneficially and of

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

record, by Bancshares, have been duly authorized and validly issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, nonassessable, and none of the outstanding shares of Bank Common Stock have been issued in violation of the preemptive or subscription rights of any Person.  There are no Rights authorized, issued or outstanding with respect to the Bank Common Stock, and all of the outstanding Bank Common Stock is owned, beneficially and of record, by Bancshares,  free and clear of all liens, claims and encumbrances of every kind and character.

4.2 Organization, Standing and Authority of Bancshares and the Bank.

(a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Bancshares has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Bancshares is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct business as a bank holding company as presently conducted and to own all of the outstanding shares of Bank Common Stock.  Bancshares has heretofore delivered to SWB true and complete copies of the certificate of incorporation and bylaws of Bancshares as in effect as of the date hereof.

(b) The Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  The Bank has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct a banking business and to own and operate the assets purported to be owned by the Bank.  Bancshares has heretofore delivered to SWB true and complete copies of the certificate of incorporation and bylaws of the Bank as in effect as of the date hereof.  All eligible accounts of depositors in the Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due by the Bank, and the Bank has filed all reports required by the FDIA.    The Bank is a member in good standing of the Federal Home Loan Bank of Topeka and owns the requisite amount of stock therein.

4.3 Subsidiaries.  The only direct Subsidiaries of Bancshares are the Bank and the First Commercial Statutory Trust I, a Delaware business trust.  Each Subsidiary of the Bank is listed on Schedule 4.3 of the Bancshares Disclosure Schedule, which schedule also sets forth the outstanding equity interests of each Subsidiary.  Each Subsidiary of the Bank is duly organized, validly existing and in good standing under the laws of its state of organization, and has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  All of the outstanding equity interests in each Subsidiary of the Bank (a) have been validly issued and are fully paid and non-assessable, (b) are owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, and (c) are free of any other restrictions that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted.  Except as disclosed in Schedule 4.3 of the Bancshares Disclosure Schedule, neither Bancshares nor the Bank own any direct or indirect equity interest in any other entity.

4.4 Authorized and Effective Agreement; Consents and Approvals.

(a) Each of Bancshares and the Bank have all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which each is or will be a party and (subject to receipt of all necessary governmental and shareholder approvals and the expiration of all applicable waiting periods) to perform all of its obligations under this Agreement and each of the other Transaction Documents.  The execution and delivery of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancshares and the Bank, other than the receipt of the shareholder approval contemplated by Section 7.4.  This Agreement and each of the other Transaction Documents executed at this time have been duly and validly executed and delivered by Bancshares and the Bank and constitute (or will constitute) legal, valid and binding obligations of Bancshares and the Bank which are enforceable against Bancshares and the Bank in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by Bancshares and the Bank, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the certificate of incorporation or bylaws of Bancshares or the Bank; (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancshares or the Bank or any of their respective properties or assets, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bancshares or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, or (iv) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which Bancshares, the Bank, any Subsidiaries of the Bank.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(c) Except for consents and approvals of or filings or registrations with or notices to (i) the FRB and the OSBD, (ii) the filing with the SEC of a Registration Statement on Form S-4 to register the SWB Common Stock under the Securities Act that will be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto being collectively referred to as the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of Bancshares shareholders at a special meeting of Bancshares shareholders to be called to consider and vote upon the Merger (the “Bancshares Shareholders Meeting”) (such proxy statement, as amended or supplemented, is hereinafter referred to as the “Proxy Materials”), (iii) the approval of this Agreement and the Merger by the requisite vote of shareholders of Bancshares, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA, (v) such other consents, approvals, orders, authorizations, registrations, declarations or filings or waivers thereof as may be required under applicable federal and state securities (or related) laws, and (vi) such filings, authorizations or approvals as may be set forth in Schedule 4.4(c) of the Bancshares Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or other Person are required on behalf of Bancshares, the Bank or any Subsidiaries of the Bank in connection with (a) the execution and delivery of this Agreement or any other Transaction Document by Bancshares or the Bank,  or (b) the consummation by Bancshares and the Bank of the transactions contemplated hereby or thereby.

4.5 Regulatory Reports and Agreements.  Since January 1, 2011,  Bancshares and the Bank have duly filed with the appropriate Bank Regulators, in correct form, all reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.  Bancshares and the Bank have previously delivered or made  available to SWB accurate and complete copies of all such reports.  In connection with the most recent examinations of Bancshares and the Bank by the appropriate Bank Regulators, neither Bancshares nor the Bank  was required to correct or change any action, procedure or proceeding which, to the Knowledge of Bancshares, has not been now corrected or changed.  Neither Bancshares nor the Bank is a party to or subject to any commitment, letter (other than letters addressed to regulated banking institutions generally or examination reports), written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding with or by any Bank Regulator, including, without limitation, the OSBD, the FDIC or the FRB, and neither Bancshares nor the Bank has received any notification from any such Bank Regulator that Bancshares or the Bank may be requested to enter into, or otherwise become subject to, any such commitment, letter, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding.

4.6 Financial Statements.

(a) The Bancshares Financial Statements are set forth in Schedule 4.6(a) of the Bancshares Disclosure Schedule.  The Bancshares Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position of Bancshares and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated statements are

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.  The books and records of Bancshares are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Bancshares.  Except to the extent reflected, disclosed or provided for in the Bancshares Financial Statements or described on Schedule 4.6(a) of the Bancshares Disclosure Schedule,  Bancshares has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet, dated as of March 31, 2015  included in the Bancshares Financial Statements and not previously paid or discharged, (ii) incurred after March 31, 2015 arising in the ordinary course of Bancshares business which were properly incurred consistent with past practice, or (iii) contemplated by this Agreement.

(b) The Bank Financial Statements are set forth in Schedule 4.6(b) of the Bancshares Disclosure Schedule.  The Bank Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Bank and its Subsidiaries, as of the dates and for the periods set forth therein.  Except as otherwise stated therein (or in the proviso to this sentence), the Bank Financial Statements have been prepared in accordance with GAAP; provided, that the Bank Financial Statements (i) omit some or all footnote disclosures required by GAAP, (ii) are subject to any variations required by regulatory accounting principles as mandated by the Federal Financial Institutions Examination Council, and (iii) covering interim periods have been prepared in accordance with past practice and are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.  The books and records of the Bank are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Bank.  Except to the extent reflected, disclosed or provided for in the Bank Financial Statements or described in Schedule 4.6(b) of the Bancshares Disclosure Schedule,  each of the Bank and its Subsidiaries has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet included in the Consolidated Report of Condition dated March 31, 2015, together with the related schedules thereto, and not previously paid or discharged, (ii) incurred after March 31, 2015 arising in the ordinary course of business which were properly incurred consistent with past practice, or (iii) contemplated by this Agreement.

4.7 No Material Adverse Change.

(a) Since December 31, 2014, (i) Bancshares and the Bank have conducted their businesses in the ordinary and usual course, and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(b) Except as described in Schedule 4.7(b) in the Bancshares Disclosure Schedule, since December 31, 2014, neither Bancshares nor the Bank has:

(i) issued any notes, bonds or other debt securities, or otherwise borrowed any amount or incurred or become subject to any liabilities (absolute or

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

contingent), except, with respect to the Bank, only (A) current liabilities incurred in the ordinary course of business and consistent with past practices, and (B) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;

(ii) except for the Final Bancshares Dividend (if declared) or as contemplated by Section 7.9 of this Agreement, declared any dividend or made any payment or distribution of cash or other property to its shareholders or purchased or redeemed any shares of its capital stock or granted any option for the purchase of its capital stock;

(iii) mortgaged, pledged or had subjected to any lien, security interest, charge or any other encumbrance, any of its assets, tangible or intangible, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements;

(iv) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities included in the balance sheets as of December  31,  2013, included in the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices;

(v) sold, assigned or transferred any real or personal property, patents, trademarks, trade names, copyrights, trade secrets or other tangible or intangible assets, or disclosed any proprietary confidential information to any Person other than for fair consideration in the ordinary course of business and consistent with past practices;

(vi) suffered any material loss or waived any right of material value, whether or not in the ordinary course of business or consistent with past practices;
(vii) entered into any transaction (except as otherwise contemplated by this Agreement) other than in the ordinary course of business and consistent with past practices;

(viii) made any capital expenditures or commitments therefor in excess of $25,000 per expenditure or commitment and not exceeding $100,000 in the aggregate (such amounts to be determined collectively for Bancshares and the Bank);

(ix) made any loans or advances to, guarantees for the benefit of, or investments in, any Person, other than in the ordinary course of business and consistent with past practices;
(x) made any change in any method of accounting or accounting practice;

(xi) except as contemplated by Section 8.3(i) of this Agreement, granted any increase in the compensation payable or to be payable to any director, officer or employee (other than normal periodic increases made by the Bank pursuant to the Bank’s established compensation policies);

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(xii) except as contemplated by Section 8.3(i) of this Agreement or as disclosed on Schedule 4.7(b),  paid or agreed to pay any bonus or severance to, or provide any other benefit to any of its directors, officers or employees;

(xiii) suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

(xiv) entered into nor received any notice or advice that it may become subject or a  party to any order, agreement, consent, memorandum of understanding or other regulatory enforcement action or proceeding by a Bank Regulator, or become a party to any commitment letter or similar undertaking to a Bank Regulator; or

(xv) agreed, whether in writing or otherwise, to take any action described in this Section 4.7(b).
4.8 Environmental Matters.

(a) Bancshares and the Bank are in material compliance with all applicable Environmental Laws.  Neither Bancshares nor the Bank has received any written notice alleging that Bancshares and/or the Bank is not in such compliance or that either of them is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath such property, and, to the Knowledge of Bancshares, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b) None of the properties owned, leased or operated by Bancshares or the Bank has been or is in violation of or liable under any Environmental Law.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents involving Bancshares  or the Bank’s property or, to the Knowledge of Bancshares, the collateral securing loans made by the Bank, or otherwise, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Bancshares or the Bank or against any person or entity whose liability for any Environmental Claim Bancshares or the Bank has or may have retained or assumed either contractually or by operation of law.

4.9 Tax Matters.    Each of Bancshares and the Bank has timely filed all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are, to the Knowledge of Bancshares, true, complete and accurate in all material respects.  Bancshares and the Bank have timely paid and discharged all Taxes shown to be due on such returns and have timely paid all other Taxes as are due or accruable through the Closing Date, except (a) such as are being contested in good faith by appropriate proceedings and with respect to which Bancshares and the Bank are maintaining reserves adequate for their payment, or (b) Taxes which are accruable through the Closing Date and which are properly shown on the books of Bancshares and the Bank, as applicable, as a liability (or for which an adequate reserve has been established) as of the date hereof.  The liability for Taxes set forth on each Tax Return adequately reflects the Taxes required to be reflected on such Tax Return.  As of the date hereof,

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

neither the Internal Revenue Service nor any other  Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the Knowledge of Bancshares, threatening to assert against Bancshares or the Bank, any deficiency or claim for additional Taxes.    Each of Bancshares, the Bank and the Subsidiaries of the Bank (as applicable) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions under any state or local laws of withholding with respect to employee wages) and has, within the time and manner prescribed by law, withheld and paid to the proper Governmental Entity all amounts required to be withheld and paid under all applicable laws.    No federal, state, local or foreign audit or other administrative or court proceeding (each, an “Audit”) currently exists or has been initiated and remains open with regard to any Taxes or Tax Returns of Bancshares or the Bank, and neither Bancshares nor the Bank has received any written notice that such an Audit is pending or threatened with respect to Bancshares or the Bank or any Tax Return required to be filed by or with respect to Bancshares or the Bank.  Neither Bancshares nor the Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  There are no liens for Taxes on any assets (excluding property acquired through foreclosure or in lieu thereof by the Bank) of Bancshares or the Bank other than liens for Taxes which are not yet due and payable.    Neither Bancshares nor the Bank (i) except as described in Schedule 4.9 in the Bancshares Disclosure Schedule, is a party to, bound by or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement; or (ii) has made any payments, or is a party to any agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby, constituting a change of the nature described in Section 280G of the Code, that are or will not be deductible because of Section 280G of the Code.

4.10 Legal Proceedings.  Schedule 4.10 of the Bancshares Disclosure Schedule lists all existing or, to the Knowledge of Bancshares, threatened, legal, administrative, arbitration or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Bancshares,  the Bank or any Subsidiary, or their respective officers, directors, employees or agents to the extent that any such matters relate to their services to, or representation of, Bancshares or the Bank.  None of the proceedings, claims, actions, controversies or governmental investigations disclosed on Schedule 4.10 of the Bancshares Disclosure Schedule would, or would reasonably be expected to (a) have a Material Adverse Effect; (b) impair the ability of Bancshares or the Bank, as applicable, to conduct business as now conducted; (c) result in any substantial liability of Bancshares, the Bank or any other Subsidiary, that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by Bancshares or the Bank under this Agreement or any other Transaction Document.  To the Knowledge of Bancshares, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Bancshares, the Bank or any Subsidiary.

4.11 Compliance with Laws and Regulations.

(a) Each of Bancshares, the Bank and their respective Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

filings, applications and registrations with, Governmental Entities that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which would reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to the Knowledge of Bancshares, no suspension or cancellation of any of the same is threatened.

(b) Neither Bancshares, the Bank nor any Subsidiary is in violation of its governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, except for violations that would not be material to Bancshares or its Subsidiaries, taken as a whole; and neither Bancshares, the Bank nor any Subsidiary has received any written notice or communication from any Governmental Entity asserting that either Bancshares or the Bank is in violation of any of the foregoing.  Without limiting the generality of the foregoing, neither Bancshares nor the Bank has been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.  The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act was “Satisfactory,” and subsequently, the Bank has not received any complaints as to Community Reinvestment Act compliance.

(c) Neither Bancshares, the Bank nor any Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither Bancshares, the Bank nor any Subsidiary has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

4.12 Employee Matters and ERISA.

(a) Schedule 4.12(a) of the Bancshares Disclosure Schedule sets forth all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by Bancshares or the Bank for the benefit of the current or former directors, officers, employees or independent contractors of Bancshares or the Bank (the “Employee Plans”). Except as described in Schedule 4.12(a) of the Bancshares Disclosure Schedule, neither Bancshares nor the Bank has any present or future obligation or liability under any of the

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

Employee Plans.  No present or former employee of Bancshares or the Bank has been charged with breaching or has breached a fiduciary duty under any of the Employee Plans.  Neither Bancshares nor the Bank maintains, contributes to or participates in any plan that provides health, major medical, disability or life insurance benefits to former employees of Bancshares or the Bank and, except as described in Schedule 4.12(a) of the Bancshares Disclosure Schedule as of the date hereof,  no former employee of either Bancshares or the Bank is eligible for benefits under any medical plan sponsored by Bancshares or the Bank under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(b) Schedule 4.12(b) of the Bancshares Disclosure Schedule describes each (i) agreement with any shareholder, director, executive officer or other key employee of Bancshares or the Bank (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Bancshares or the Bank of the nature of any of the transactions contemplated by this Agreement, (B) providing any terms of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Bancshares or the Bank that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Bancshares or the Bank, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Bank employee plans, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby.

(c) None of Bancshares, the Bank, any Employee Plan or, to the Knowledge of Bancshares, any fiduciary of such plan has incurred any liability to the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of Bancshares or the Bank under any Employee Plan that has not been satisfied in full.

(d) Full payment has been made (or proper accruals have been established to the extent required by GAAP) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by GAAP) of all contributions which are due and payable after the date hereof and prior to the Closing, under the terms of each of the Employee Plans or ERISA.

(e) To the Knowledge of Bancshares, each of the Employee Plans has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

4.13 Certain Contracts.

(a) Schedule 4.13(a) of the Bancshares Disclosure Schedule sets forth all of the following types of agreements, arrangements or commitments to which either Bancshares or the Bank is a party, is bound or affected by, receives or is obligated to pay benefits under: (i) any agreement, arrangement or commitment relating to the borrowing of money by Bancshares or the Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Bancshares or the Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Bancshares or the Bank, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by Bancshares or the Bank, and other than the Employee Plans; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Bancshares or the Bank upon execution of this Agreement or any other Transaction Document or upon or following consummation of the transactions contemplated hereby or thereby (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which either Bancshares or the Bank is obligated to indemnify any director, officer, employee or agent of Bancshares or the Bank; (v) any agreement, arrangement or understanding to which either Bancshares or the Bank is a party or by which either of the same is bound which limits the freedom of Bancshares or the Bank to compete in any line of business or with any Person; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable Governmental Entity; (vii) any lease of real or personal property requiring payments of annual rental in excess of $25,000, whether as lessor or lessee; or (viii) any other agreement, arrangement or understanding which involves an annual payment of more than $25,000 or which is not terminable at the election of Bancshares or the Bank without payment of any penalty or similar termination fee on not more than thirty (30) calendar days’ prior written notice.  Bancshares has previously delivered or made available to SWB a copy of each such agreement, arrangement or understanding or, if oral, has described such agreement, arrangement or understanding in a  writing previously delivered to SWB.

(b) Neither Bancshares, the Bank nor any Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.14 Insurance.  Each of Bancshares and the Bank is insured and, during each of the past three (3) calendar years, has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws, regulations and agreements to which Bancshares or the Bank is party.  Schedule 4.14 of the Bancshares Disclosure Schedule identifies

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

all insurance policies maintained by either Bancshares and/or the Bank as of the date hereof and any claims pending thereunder.  All of the policies and bonds maintained by Bancshares and the Bank are in full force and effect and shall continue in full force and effect through the Closing Date, and all claims thereunder have been filed in a due and timely manner, and no such claim has been denied.    Neither Bancshares nor the Bank has been notified that its fidelity or insurance coverage will not be renewed by the carrier(s) on substantially the same terms as its existing coverage.

4.15 Properties.  All real and personal property owned by Bancshares and the Bank or presently used by them in their businesses are in condition (ordinary wear and tear excepted) sufficient to carry on the business of Bancshares and the Bank in the ordinary course of business consistent with their past practices.  Either Bancshares or the Bank, as applicable, has good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the Financial Statements or acquired after the date thereof, other than properties sold by Bancshares or the Bank in the ordinary course of business, except (a) liens for current taxes not yet due or payable, (b) pledges to secure deposits and other liens incurred in the ordinary course of the Bank’s banking business, and (c) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent.  All real and personal property which is material to the business of Bancshares and the Bank and leased or licensed by either Bancshares or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases will not terminate or lapse prior to the Closing.  Schedule 4.16 of the Bancshares Disclosure Schedule sets forth a description of all real property used in the conduct of the businesses of Bancshares and the Bank.

4.16 Transactions with Affiliates.    Except as may be described in Schedule 4.16 of the Bancshares Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any Affiliates of Bancshares or the Bank, relating to, arising from or affecting Bancshares or the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Bancshares or the Bank except for (i) current salary and business expense advances consistent with past practices, (ii) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person than if the loan had been entered into on an arms’ length basis pursuant to normal commercial terms and conditions and in compliance with applicable law, and (iii) such Person’s deposit accounts at the Bank.

4.17 Loans.    Each loan on the books and records of Bancshares and the Bank, including, without limitation, unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced by appropriate and sufficient documentation,  constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and is not subject to any known or threatened defenses, offsets or counterclaims that might be asserted against Bancshares or the Bank.  The credit files of Bancshares and the Bank contain all

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

material information known to Bancshares or the Bank that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectibility of the loan portfolio of Bancshares or the Bank.  With respect to any loan or other evidence of indebtedness all or a portion of which has been sold or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant laws, rules, regulations and procedures such that such Governmental Entity’s guarantee of such loan is, to the Knowledge of Bancshares, effective during the term of such loan in all material respects.    Schedule 4.17 of the Bancshares Disclosure Schedule lists all internal and examiner classified loans and watch listed loans and all OREO as of the most recent month end.

4.18 Intellectual Property.  Either Bancshares or the Bank, as applicable, owns all right, title and interest in, to and under (or has a valid, written and enforceable license in), free and clear of any lien, claim or encumbrance of any kind, and has the valid and enforceable right to use and fully and completely assign, transfer and convey, all computer software and programs of any kind or nature (including, without limitation, any and all object code, source code, firmware, program and/or programming tools), currently used or planned to be used in such party’s business or otherwise reasonably necessary to carry on such party’s business.  The activities, products and services of Bancshares and the Bank have not and do not, to the Knowledge of Bancshares, infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, the intellectual property of any other Person.  There are no written or, to the Knowledge of Bancshares, oral allegations, threats or claims, and there are no lawsuits pending or, to the Knowledge of Bancshares, threatened, in any case, alleging that any of Bancshares or the Bank’s activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate or constitute the unauthorized use of any other Person’s intellectual property.

4.19 Bancshares Information.  None of the information supplied or to be supplied by or on behalf of Bancshares or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date it is first mailed to the shareholders of Bancshares, at the time of the Bancshares Shareholders Meeting, at the time the Registration Statement is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.20 Brokers and Finders.  Neither Bancshares nor the Bank (or any of their directors, officers, employees or agents) has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Bancshares or the Bank in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

4.21 Disclosures.  None of the representations and warranties of either Bancshares or the Bank contained in this Agreement,  or in the other Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading.  Copies of all documents that either Bancshares or the Bank has previously delivered or made available to SWB pursuant to this Article IV are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SWB

Except as may be disclosed to Bancshares in the SWB Disclosure Schedule, SWB represents and warrants to Bancshares,  as of the date of this Agreement and as of the Closing Date (except those representations and warranties that are made as of a specific date need be true only as of such date) as follows:

5.1 Capital Structure of SWB.

(a) The authorized capital stock of SWB consists of (a) 40,000,000 shares of SWB Common Stock, of which 19,033,384 shares are issued and outstanding as of the date of this Agreement, and (b) 2,000,000 shares of preferred stock, no shares of which are issued and outstanding as of the date of this Agreement.  All issued and outstanding shares of SWB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of SWB Common Stock has been issued in violation of the preemptive or subscription rights of any Person.

(b) At the Effective Time, the SWB Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive or subscription rights of any Person.  The SWB Common Stock to be issued in exchange for Bancshares Common Stock in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

5.2 Organization, Standing and Authority.

(a) SWB is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  SWB has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of SWB to consummate the transactions contemplated hereby.    SWB  is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

licensed under all applicable laws, regulations and orders of Governmental Entities to conduct business as a bank holding company as presently conducted.

(b) Bank SNB is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Bank SNB has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bank SNB to consummate the transactions contemplated hereby.  All of the issued and outstanding shares of capital stock of Bank SNB are owned, beneficially and of record, by SWB.

5.3 Authorized and Effective Agreement; Consents and Approvals.

(a) SWB has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and (subject to receipt of all necessary approvals from applicable Bank Regulators) to perform all of its obligations under this Agreement and each of the other Transaction Documents.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SWB.  This Agreement has been duly and validly executed and delivered by SWB (and each other Transaction Document to which SWB is a party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of SWB which are enforceable against SWB in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b) None of the execution and delivery of this Agreement or the other Transaction Documents by SWB, the consummation by SWB of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof,  or compliance by SWB with any of terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of SWB, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either SWB or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SWB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SWB is a party, or by which any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate would not reasonably be expected to materially prevent or delay the consummation of the transactions contemplated hereby.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(c) Except for consents and approvals of or filings or registrations with or notices to (i) the FRB and the OSBD, (ii) the filing with the SEC of the Proxy Materials and the Registration Statement in which the Proxy Materials will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, the rules of the NASDAQ, or any other federal and state securities (or related) laws, and (v) such filings, authorizations or approvals as may be set forth in Schedule 5.3(c) of the SWB Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of SWB in connection with (a) the execution and delivery of this Agreement or any other Transaction Document by SWB, or (b) the completion by SWB of the transactions contemplated hereby or thereby.

5.4 Regulatory Approval.  Each of SWB and Bank SNB is “well capitalized” as defined by applicable federal regulations as of the date hereof, and Bank SNB has a Community Reinvestment Act rating of “Satisfactory.”  As of the date hereof, neither SWB nor Bank SNB is aware of any reasons relating to SWB or Bank SNB why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

5.5 SEC Filings; Financial Statements.

(a) SWB has timely filed or furnished, as applicable, and made available to Bancshares all documents required to be filed by SWB since December 31, 2012 (the “SWB SEC Reports”) under the Securities Act or the Exchange Act.  The SWB SEC Reports, including any SWB SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (i) complied in all material respects with the applicable requirements of the United States federal securities laws and regulations, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SWB SEC Reports or necessary in order to make the statements in such SWB SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the SWB financial statements (including, in each case, any related notes) contained in the SWB SEC Reports, including any SWB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SWB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

5.6 Taxes.  SWB and its Subsidiaries have filed with the appropriate Governmental Entities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return).  At the time of filing, all such Tax Returns were, to the Knowledge of SWB, correct and complete in all material respects.  Neither SWB nor any of its Subsidiaries is a party to any pending action or proceeding by any Governmental Entity for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against SWB or any of its Subsidiaries.

5.7 Legal Proceedings.  There are no existing or, to the Knowledge of SWB, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving SWB or any of its Subsidiaries which, if adversely determined, could reasonably be expected to (a) have a material adverse effect on SWB; (b) impair the ability of SWB or Bank SNB, as applicable, to conduct business as now conducted; (c) result in any substantial liability of SWB, Bank SNB or any other Subsidiary that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by SWB or Bank SNB under this Agreement or any other Transaction Document.  To the Knowledge of SWB, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving SWB, Bank SNB or any other Subsidiary.

5.8 Compliance with Law and Regulations.

(a) Each of SWB, Bank SNB and their respective Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a material adverse effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to the Knowledge of SWB, no suspension or cancellation of any of the same is threatened.

(b) Neither SWB, Bank SNB nor any Subsidiary is in violation of its governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, except for violations that would not be material to SWB or its Subsidiaries, taken as a whole; and neither SWB, Bank SNB nor any Subsidiary has received any written notice or communication from any Governmental Entity asserting that either SWB or Bank SNB is in violation of any of the foregoing.  Without limiting the generality of the foregoing, neither SWB nor Bank SNB has been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.

(c) Neither SWB, Bank SNB nor any Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither SWB, Bank SNB nor any Subsidiary has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

5.9 Absence of Changes.  Since December 31, 2014, (a) SWB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstances has arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on SWB.  SWB, Bank SNB and their respective Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them except for the failure, whether individually or in the aggregate to be so in compliance, is not reasonably expected to have a material adverse effect.

5.10 Financing.  SWB has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the aggregate cash portion of the Merger Consideration.

5.11 SWB Information.  None of the information supplied or to be supplied by or on behalf of SWB or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date it is first mailed to the shareholders of Bancshares, at the time of the Bancshares Shareholders Meeting, at the time the Registration Statement is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that SWB is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to SWB or any of its Subsidiaries or other information supplied by or on behalf of SWB or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.  The representations and warranties contained in this Section 5.11 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Materials to the extent based upon information supplied to SWB by or on behalf of Bancshares.

5.12 Brokers and Finders.  Except as may be disclosed on Schedule 5.12 to the SWB Disclosure Schedule, neither SWB nor any of its Affiliates has employed any broker or

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for SWB or Bank SNB in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.13 Disclosures.  None of the representations and warranties of SWB contained in this Agreement or in the other Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading.  Copies of all documents that SWB has previously delivered or made available to Bancshares pursuant to this Article V are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

ARTICLE VI COVENANTS RELATING TO THE CONDUCT OF BUSINESS

6.1 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the transactions contemplated by this Agreement or by any other Transaction Document (including, without limitation, satisfaction of the conditions to Closing specified in Article VIII of this Agreement) on or before October 1,  2015 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

6.2 Consents.    SWB,  Bancshares and the Bank, as applicable, shall each give any notices to third parties and will proceed diligently and in good faith, and will use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with the execution or performance of this Agreement or any other Transaction Document.    Each of SWB,  Bancshares and the Bank shall promptly take such actions as such party may deem commercially reasonable and necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of Governmental Entities and third parties that it is required to give, make or obtain.  Each of such parties agrees to consult with the other with respect to obtaining all necessary consents and approvals of third parties, including the FRB and the OSBD, necessary to consummate the transactions contemplated hereby or by any other Transaction Document and to keep the other apprised of the status regarding such applications, notices or other approvals required to consummate the transactions contemplated hereby.

6.3 Investigation and Confidentiality.

(a) Bancshares and the Bank shall permit SWB and its representatives reasonable access to the properties and personnel, and shall disclose and make available to SWB

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bancshares and the Bank including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entities, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which SWB may have a reasonable interest; provided, that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any law or agreement or constitute the waiver of any privilege.  Bancshares and the Bank shall make each of their officers, employees and agents and authorized representatives reasonably available to confer with SWB and its representatives.

(b) All information furnished previously to SWB or its representatives by Bancshares or the Bank, or to Bancshares or its representatives by SWB or Bank SNB, in connection with the transactions contemplated by this Agreement or pursuant hereto, including, without limitation, all information provided to the SWB Board Representative or discussed at any of the meeting described in Section 6.4(e) at which the SWB Board Representative is present, shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement, dated May 5,  2014,  as amended, between SWB and Bancshares (the “Confidentiality Agreement”).

6.4 Business of Bancshares and the Bank.

(a) During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of SWB,  each of Bancshares and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice (including, without limitation, the amount and types of loans originated as of the date hereof in the case of the Bank).  Each of Bancshares and the Bank shall use reasonable efforts to (i) preserve their respective business organizations intact, (ii) keep available to itself and SWB the present services of the employees of Bancshares and the Bank (unless such employees are terminated for cause or, with the written consent of SWB, for failure to adequately perform or other reason, or unless such employees voluntarily terminate their employment), and (iii) preserve for itself and SWB the goodwill of the customers of Bancshares and the Bank and others with whom business relationships exist.  Without limiting the generality of the foregoing, except with the prior written consent of SWB,  between the date hereof and the Closing,  neither Bancshares nor the Bank shall (to the extent applicable):

(i) other than a dividend or other distribution made pursuant to Section 7.9 hereof or as contemplated by Section 8.3(h),  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Bancshares Common Stock on or after the Measurement Date provided, except for dividends or distributions made pursuant to Section 7.9 (which shall be effective as of the Measurement Date), no dividend or other distribution will be made on or after the Measurement Date if the effect of the dividend or other distribution would be to reduce Bancshares Tangible Shareholders’ Equity to less than $29,546,000;

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(ii) except for shares of Bancshares Common Stock issued upon the exercise of Bancshares Options in accordance with Section 3.3(a) hereof, issue any shares of its capital stock, or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii) amend its certificate of incorporation or bylaws; impose, or suffer the imposition, on any share of stock held by Bancshares in the Bank of any material lien, charge or encumbrance or permit any such lien to exist; or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

(iv) increase the rate of compensation of any of its directors, executive officers or employees, or except as contemplated by Section 8.3(i) hereof,  pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees;

(v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Employee Plans except contributions made in the ordinary course of business consistent with past practice;

(vi) enter into (1) any agreement, arrangement or commitment not made in the ordinary course of business except as contemplated by Section 8.3(i) hereof, (2) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, or  (3) any agreement, arrangement or commitment other than as contemplated by Section 8.3(i) hereof relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law;

(vii) change its method of accounting in effect for the year ended December 31, 2014, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2014,  except as required by changes in laws or regulations;

(viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies, or as required to comply with Section 7.9 hereof;

(ix) make any capital expenditures or commitments thereto in excess of $25,000 per expenditure or commitment and not exceeding $100,000 in the aggregate (such amounts to be determined collectively for Bancshares and the Bank);

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(x) file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;
(xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xii) engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which (A) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by the Bank with non-Affiliates, and (B)  are in compliance with all other requirements of applicable laws and regulations;

(xiii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;
(xv) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;
(xvi) invest in any investment securities other than (A) federal funds or (B) such securities as SWB shall approve in writing;

(xvii) purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit (A) in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $250,000, or (B) regardless of amount (1) to any officer or director (or any of their related interests as such term is defined in Regulation O) of Bancshares or the Bank, and (2) to any borrower or Affiliate of such borrower who has an existing loan identified by the Bank, SWB or an examiner as a classified or watch-list loan; provided,  however, that SWB shall, consistent with Section 6.4(b), in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xviii) extend or renew any loan, line of credit or letter of credit (or a participation therein) in a principal amount in excess of $500,000; provided,  however, that SWB shall, consistent with Section 6.4(b), in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xix) purchase any brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

except for increases pursuant to changes in rates paid on such deposit products generally in the county in which the Bank office offering such product is located;
(xx) fail to mark to market, in a manner consistent with past practices and as required by GAAP, any investment and available for sale securities owned by Bancshares and/or the Bank;

(xxi) knowingly take any action that would result in any of the representations and warranties contained in this Agreement not being true and correct in any material respect at the Closing or that could reasonably result in any material delay in the consummation of the transactions contemplated hereby; or

(xxii) agree to do any of the foregoing.

(b) From and after the execution of this Agreement, through the last Business Day prior to the Closing Date, the Bank shall cause its daily loan activity report to be transmitted by email to the SWB Loan Representatives at the email addresses specified in Section 1.1 of this Agreement, as well as any other officers of SWB or Bank SNB as SWB may reasonably request.  With respect to those proposed extensions of credit described in clause (A) or clause (B) of Section 6.4(a)(xvii) or in Section 6.4(a)(xviii) above, prior to making the proposed extensions of credit, the Bank shall cause the loan credit memorandum with respect to the proposed extension of credit to be transmitted by email to the SWB Loan Representatives at the email addresses specified in Section 1.1 of this Agreement.  Upon receipt of such loan credit memorandum, one or more of the SWB Loan Representatives will promptly review and approve the proposed extension of credit (which approval may be given by return email) or request such additional information with respect to the proposed extension of credit as Loan Representative(s) may determine necessary.

(c) Bancshares shall cause the Bank to maintain its practice of charging off or down loans against its allowance for loan and lease losses (the “Allowance”) in accordance with past practice and shall have an Allowance as of the Measurement Date and as of the Closing Date in an amount not less than $4,295,000.

(d) Bancshares shall, or shall cause the Bank to, use commercially reasonable efforts to maintain their respective existing policies of insurance (including coverage levels) unless otherwise consented to in writing by SWB or except as contemplated by Section 7.6(c) hereof.

(e) Promptly following the execution of this Agreement, Bancshares and the Bank shall grant a representative designated from time to time by SWB (the “SWB Board Representative”), in its sole discretion, for the period from the date hereof to the Closing Date, the right to observe all meetings of the Board of Directors of Bancshares and the Bank (and all committees thereof); provided, that such representative shall not have the right to observe the portions of any meetings, or participate in discussions, concerning this Agreement or the transactions contemplated hereby.  At his or her election, the SWB Board Representative may participate in any such meeting telephonically.  Bancshares and the Bank, or any committee thereof, as applicable, shall cause to be provided to the SWB Board Representative not less than

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

one Business Day notice prior to any such meeting.  Each of Bancshares and the Bank shall provide to the SWB Board Representative copies of any written materials provided to the Board of Directors (or any committee thereof) of Bancshares or the Bank concurrently with the delivery of such materials to the individual Board and committee members; provided, however, that the SWB Board Representative shall not have the right to receive any such materials concerning this Agreement or the transactions contemplated hereby.

ARTICLE VII ADDITIONAL COVENANTS
7.1 Information for Regulatory Applications and Registration Statement.

(a) Bancshares shall, promptly following receipt of a written request from SWB, furnish to SWB all information concerning Bancshares that is required for inclusion in any application, statement or document to be made or filed by SWB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement.  Bancshares shall have the right to review in advance, and to the extent practicable consult with SWB, with respect to all written information submitted to any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that SWB shall not be required to provide Bancshares with any confidential portions of any such filing.

(b) Bancshares agrees that none of the information relating to Bancshares and its Subsidiaries that is provided by Bancshares for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Materials shall, at the date(s) of mailing to the Bancshares shareholders and at the time of the Bancshares Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other filing made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Bancshares further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Materials to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform SWB thereof and take the necessary steps to assist SWB in correcting the Registration Statement or the Proxy Materials.

7.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, SWB will prepare and file with the SEC the Registration Statement relating to the SWB Common Stock to be issued to the Bancshares shareholders pursuant to this Agreement.    SWB shall provide to Bancshares, and its legal, financial and accounting advisers, the right to review and

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC, together with all amendments and supplements to the Registration Statement, and (ii) all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC.    SWB shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  SWB also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) SWB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Materials shall, at the date(s) of mailing to shareholders and at the time of the Bancshares Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other filing made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  SWB further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by SWB that would cause any of the statements in the Registration Statement or the Proxy Materials to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Bancshares thereof and to take the necessary steps to correct the Registration Statement or the Proxy Materials.

7.3 NASDAQ Listing.  SWB shall file all documents required to be filed to cause the SWB Common Stock to be issued pursuant to the Agreement included for listing on the NASDAQ and use its commercially reasonable efforts to effect said listing.

7.4 Shareholder Approval.

(a) Bancshares shall take all steps under applicable laws and its Certificate of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold the Bancshares Shareholders Meeting as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable.

(b) Subject to Section 7.4(c), (i) the Board of Directors of Bancshares shall recommend that Bancshares’ shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Bancshares Shareholders Meeting; (ii) the Proxy Materials shall include a statement to the effect that the Board of Directors of Bancshares has recommended that Bancshares’ shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Bancshares Shareholders Meeting; and (iii) neither the Board

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

of Directors of Bancshares nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to SWB, the recommendation that Bancshares’ shareholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of Bancshares from, prior to a favorable vote of the Bancshares shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Proxy Materials if (i) a Superior Proposal is made to Bancshares and not withdrawn; (ii) neither Bancshares nor any of its representatives shall have violated any of the restrictions set forth in Section 7.4; (iii) the Board of Directors of Bancshares concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Bancshares to comply with its fiduciary obligations to Bancshares’ shareholders under applicable law; and (iv) to the extent applicable, Bancshares complies with the requirements of Sections 7.5 and 9.1(d);  provided,  however, that prior to any withholding, withdrawal, amendment or modification of the Bancshares Board’s recommendation, Bancshares shall have given SWB at least two Business Days notice thereof and the opportunity to meet with Bancshares and its counsel.  Nothing contained in this Section 7.4(c) shall limit Bancshares’ obligation to hold and convene the Bancshares Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Bancshares shall have been withheld, withdrawn, amended or modified).

7.5 No Solicitation.

(a) Until the earlier of the Closing Date or the date of termination of this Agreement, neither Bancshares nor the Bank, nor any of their respective Affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any Person other than SWB with respect to the disposition of any of the equity securities of Bancshares or the Bank or any option with respect thereto, or the merger of Bancshares or the Bank with another Person, or any disposition of all or any significant portion of the assets of Bancshares or the Bank not in the ordinary course of business, or any similar transaction (each, an “Acquisition Proposal”), nor shall Bancshares or the Bank, or any of their respective Affiliates or agents provide any information concerning Bancshares or the Bank with respect to an Acquisition Proposal; provided, this Section 7.5(a) shall not prohibit Bancshares or its Board of Directors from (A) furnishing information regarding Bancshares or the Bank to, entering into a customary confidentiality agreement with or entering into discussions with, any Person in response to a Superior Proposal submitted by such Person (and not withdrawn), (B) taking the actions described in Section 7.4(c) as permitted thereby, (C) recommending a Superior Proposal to Bancshares’ shareholders, or (D) terminating this Agreement pursuant to Section 9.1(d) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Proposal, if in the case of either (A), (B), (C) or (D), (1) neither Bancshares, the Bank nor any of their respective Affiliates or agents shall have violated any of the restrictions set forth in this Section 7.5, (2) the Board of Directors of Bancshares concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of Bancshares to comply with its fiduciary obligations to Bancshares’ shareholders under applicable

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

law, (3)(x) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Bancshares gives SWB written notice of the identity of such Person and of Bancshares’ intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (y) Bancshares receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person by or on behalf of Bancshares, which confidentiality agreement shall contain provisions not materially less restrictive than those contained in the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such Person, Bancshares furnishes such information to SWB.  Bancshares and the Bank will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.5(a) by any officer or director of Bancshares or the Bank or any investment banker, attorney or other advisor or representative of Bancshares or the Bank shall be deemed to be a breach by Bancshares of this Section 7.5(a).

(b) In addition to the obligations of Bancshares and the Bank set forth in Section 7.5(a), Bancshares as promptly as practicable shall advise SWB orally and in writing of any request received by Bancshares or the Bank for information which Bancshares reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Bancshares or the Bank with respect to, or which Bancshares reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.  Bancshares will keep SWB informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

7.6 Indemnification; Insurance.

(a) From and after the Closing Date through the third anniversary of the Closing Date, SWB (the “Indemnifying Party”) agrees to indemnify and hold harmless each director, officer and employee of Bancshares or the Bank, determined as of the Closing Date (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, only and to the fullest extent to which Bancshares or the Bank is or was required by law or their respective certificates of incorporation or bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the certificates of incorporation or bylaws of Bancshares and the Bank, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under Section 7.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party thereof, but the failure to so notify shall not relieve the

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Promptly following the execution and delivery of this Agreement, Bancshares shall obtain and provide to SWB such information as SWB shall reasonably request regarding an extension of the reporting period under Bancshares’ existing directors’ and officers’ liability coverage for acts and omissions occurring prior to the Closing Date, including the cost associated with purchasing extended coverage for a three-year period under substantially the current terms of Bancshares’ existing directors’ and officers’ liability insurance.  Subject to the prior written approval of SWB, which approval shall not be unreasonably withheld, Bancshares shall cause such extended coverage to be purchased for a three-year period following the Closing Date or such shorter period as SWB shall determine, provided that the cost of such extended coverage shall be borne by SWB.

7.7 Obligations Related to Trust Preferred Securities.  At or prior to the Closing, SWB shall take all steps and enter into all documentation necessary for SWB, effective at the Closing, (i) to assume expressly the obligations of Bancshares under the Indenture, dated September 4, 2003, by and between Bancshares and Wilmington Trust Company, as trustee (the “Trustee”), which may include, without limitation, the execution and delivery of a supplemental indenture satisfactory in form to the Trustee, and (ii) to agree, in writing, to perform Bancshares’ obligations under the Guarantee Agreement, dated September 4, 2003, by and between Bancshares and the Trustee.

7.8 Approval of Bank Merger Agreement.  Each of Bancshares and SWB shall (a) in conjunction with the approval and execution of this Agreement cause the Board of Directors of the Bank (in the case of Bancshares) and Bank SNB (in the case of SWB) to take all actions as may be necessary by such Board of Directors to approve the Bank Merger Agreement and the Bank Merger, and (b) prior to the Closing, in its capacity as the sole shareholder of the Bank (in the case of Bancshares) and Bank SNB (in the case of SWB), approve the Bank Merger Agreement and the Bank Merger, it being contemplated that any such approvals may condition the closing of the Bank Merger upon the prior closing of the Merger.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

7.9 Identified Assets.  Following the execution of this Agreement, Bancshares and the Bank shall use commercially reasonable efforts to eliminate from the books of the Bank and, if applicable, Bancshares, by collection, sale, assignment, distribution in the form of a dividend, or otherwise each loan and the related promissory note identified on Schedule 7.9 being delivered by SWB to Bancshares in conjunction with the execution and delivery of this Agreement (each, an “Identified Asset”).  For the purposes hereof, the term Identified Asset shall include any real or personal property accepted prior to the Closing in satisfaction or partial satisfaction of a loan constituting an Identified Asset, by deed-in-lieu, foreclosure or otherwise.  Any such sale, assignment or transfer of an Identified Asset made on or after the Measurement Date shall be made and reflected for all purposes on the books of the Bank and/or Bancshares (as applicable), as of the Measurement Date and shall be without recourse to or a warranty by the Bank or Bancshares of any kind.  In the event an Identified Asset is assigned to an Affiliate of Bancshares for the purpose of facilitating the transfer of the beneficial interest in one or more Identified Assets to the shareholders of Bancshares, such assignment shall be made in compliance with the provisions of the Banking Affiliates Act and the regulations issued thereunder to the extent applicable to such transfer.  In connection with any such assignment of a loan constituting an Identified Asset, the Bank shall also assign any and all collateral for such loan in which the Bank has an interest.  In the event any Identified Asset remains on the books of the Bank or Bancshares as of the last Business Day prior to the Closing, the Bank shall, prior to the Closing, cause each such Identified Asset to be charged off of the books of the Bank (or, if applicable, Bancshares) in full, which charge-off shall be made, and reflected for all purposes on the books of the Bank and/or Bancshares, as of the Measurement Date.

7.10 Fees.  Bancshares shall, and shall cause the Bank and all other Subsidiaries, to pay all expenses of Bancshares, Bank and all other Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall pay or cause to be paid (or fully accrued) the following expenses prior to the Effective Time: (a) all Professional Fees incurred up to the Effective Time, and (b) any other expenses required to be paid prior to the Effective Time pursuant to the terms of this Agreement.  All such expenses shall be paid and fully expensed or accrued and reflected on the Bank’s or Bancshares’ books for all purposes as of the Measurement Date.  The expenses referred to in this Section 7.10 shall be taken into account in the calculation of the Merger Consideration and financial measures referenced in Section 8.3(h).

7.11 Employee Plan Termination.  Promptly following receipt of a written request from SWB, Bancshares and the Bank shall take all action necessary on the Business Day immediately preceding the Closing Date, to terminate the “First Commercial Bank 401(k) Plan”  causing each participant’s accounts thereunder to be fully vested.

7.12 Termination of Shareholders Agreement.  Bancshares shall use commercially reasonable efforts to cause the shareholders of Bancshares to terminate that certain Shareholders Agreement, dated May 15, 1996 (the “Bancshares Shareholders Agreement”), by and between Bancshares and each of Bancshares’ shareholders, with such termination to be effective at or immediately prior to the Closing.

7.13 Press Releases.  SWB and Bancshares shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided,  however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

7.14 Current Information.  During the period from the date of this Agreement to the Closing, Bancshares and the Bank shall, upon the request of SWB, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of SWB regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by this Agreement.  Concurrently with the filing thereof, Bancshares will deliver to SWB copies of the regular and periodic reports filed by Bancshares and the Bank with their Bank Regulators.  As soon as reasonably available, but in no event more than 25 days after the end of each calendar quarter ending after the date of this Agreement, Bancshares will deliver to SWB an unaudited consolidated statement of financial condition and a consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with GAAP (excluding footnotes and other presentation items).

7.15 Disclosure Supplements.  From time to time prior to the Effective Time, Bancshares and SWB shall promptly supplement or amend any materials previously disclosed and delivered to the other party pursuant to this Agreement with respect to any matter arising after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in writing to such party or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate thereby; provided, no such supplement or amendment shall be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

7.16 Inspection of Certain Closing Deliveries.  At or prior to the fifth (5th) Business Day immediately preceding the Closing Date, Bancshares shall provide SWB with: (a) a list of all internal and examiner classified loans and watch listed loans as of the most recent month end to be delivered to SWB pursuant to Section 2.6(a)(viii), and (ii) a list of all OREO expected to be owned by the Bank as of the Closing Date to be delivered to SWB pursuant to Section 2.6(a)(viii).

7.17 Conforming Accounting Adjustments.  Bancshares shall, if requested in writing by SWB, consistent with GAAP and applicable banking laws and regulations, immediately before Closing, make such accounting entries as SWB may reasonably request in order to conform the accounting records of Bancshares to the accounting policies and practices of SWB.  No such adjustment by Bancshares or the Bank shall of itself constitute or be deemed to be a breach, violation or failure by Bancshares or the Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by SWB or be an acknowledgment by Bancshares of any adverse circumstances for purposes of determining whether the conditions to SWB’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the determination of whether the conditions specified in Section 8.3(h) have been satisfied.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

7.18 Tax Matters.
(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) SWB and Bancshares shall each use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.19 Failure to Fulfill Conditions.  Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated hereby.

ARTICLE VIII CONDITIONS PRECEDENT

8.1 Conditions Precedent – All Parties.  The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by all of the parties to this Agreement:

(a) All corporate action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, including, without limitation, the required approval of this Agreement and the Merger by Bancshares’ shareholders at the Bancshares Shareholders Meeting, shall have been duly and validly taken by all of the parties hereto;

(b) All necessary regulatory approvals, consents and authorizations required for the transactions contemplated hereby or by any other Transaction Document shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such approval shall be conditioned or restricted in any manner which, in the reasonable judgment of SWB, would materially and adversely affect the operations or prospects of Bancshares or the Bank; and

(c) None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(d) The Registration Statement covering the SWB Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or be continuing, or shall have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the SWB Common Stock to be issued in the Merger shall have been received.

(e) The SWB Common Stock to be delivered to the shareholders of Bancshares pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

8.2 Conditions Precedent – Bancshares and the Bank.  The obligations of each of Bancshares and the Bank to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Bancshares and the Bank pursuant to Section 9.4:

(a) The representations and warranties of SWB contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as if those such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects, only as of such date);

(b) SWB shall have performed, in all material respects, its obligations and covenants required to be performed by it on or prior to the Closing;

(c) SWB shall have delivered to Bancshares a certificate, dated the date of the Closing and signed by the President or a Vice President of SWB to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) There shall not have occurred between the date of this Agreement and the Closing Date, a material adverse change in the condition (financial or otherwise), results of operations, business, assets, liabilities (absolute, accrued, contingent or otherwise), properties or operations of SWB taken as a whole, other than, in each case, any change or effect relating to (i) changes in banking or similar laws of general applicability, (ii) changes in GAAP or regulatory accounting principles, (iii) actions or omissions of a party taken with the express prior written consent of the other party in contemplation of the transactions contemplated by this Agreement, (iv) changes resulting from the public announcement of the Merger, or (v) expenses incurred in connection with the transactions contemplated by this Agreement; and

(e) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document.

8.3 Conditions Precedent – SWB.  The obligation of SWB to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by SWB pursuant to Section 9.4 hereof:

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(a) The representations and warranties of Bancshares and the Bank contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as if those such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects, only as of such date);

(b) Each of Bancshares and the Bank shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c) Bancshares shall have delivered to SWB a certificate, dated the date of the Closing and signed by the President of Bancshares, and a certificate, dated the date of the Closing and signed by the President of the Bank,  in each case, to the effect that the conditions set forth in Sections  8.3(a) and 8.3(b) have been satisfied;

(d) The Bancshares Shareholders Agreement shall have been terminated in accordance with the terms thereof, and SWB shall have received evidence of such termination in form and substances reasonably satisfactory to SWB;

(e) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bancshares or the Bank is a party or is otherwise bound shall have been obtained;

(f) There shall not have occurred between the date of this Agreement and the Closing Date, a change in the business, financial condition or prospects of Bancshares or the Bank, either individually or considered as one enterprise, which, either individually or in the aggregate, constitutes a Material Adverse Effect;

(g) Each of the persons entering into Letter Agreements shall have executed and delivered to SWB a Restrictive Covenant Agreement.

(h) On the Closing Date, Bancshares Tangible Shareholders’ Equity shall not be less than the lower of (i) Bancshares Tangible Shareholders’ Equity on the Measurement Date or (ii) $29,546,000, (excluding the effect of any adjustments made in accordance with Section 7.17 of this Agreement), and the Bank’s Allowance, after giving effect to any charge-offs made pursuant to Section 7.9, shall not be less than the amount required pursuant to Section 6.4(c) each as determined in accordance with GAAP.  For the avoidance of doubt, it is contemplated that Bancshares will declare and pay a dividend which results in the distribution to Bancshares’ shareholders of its net income earned since January 1, 2015, after giving effect to all transactions and payments contemplated herein, while assuring that the requirements of this Section 8.3(h) are met.

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

(i) Bancshares shall have entered into termination agreements with each of the Persons named on Schedule 8.3(i) hereof substantially in the form attached to Schedule 8.3(i), shall have made any payments required by said termination agreements, and the employment agreements to which said termination agreements relate shall have been terminated.

(j) Each of the directors and officers of Bancshares and the Bank shall have tendered his or her resignation from such position(s) in accordance with Section 2.5 hereof.
(k) Bank SNB shall have entered into a Retention Bonus Agreement with the person named on Schedule 8.3(k) hereof substantially in the form attached to Schedule 8.3(k).
(l) Bank SNB shall have entered into employment agreements with each of the Persons named on Schedule 8.3(l), substantially in the form attached to Schedule 8.3(l).

(m) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(n) Holders of not more than five percent (5%) of the outstanding shares of Bancshares Common Stock, determined as of the date hereof, shall not have elected to exercise dissenters’ rights under Section 1091 of the OGCA; and

(o) SWB shall have received all documents required to be prepared and received from Bancshares or the Bank or any of their respective Affiliates at or prior to Closing, including, without limitation, each of the Transaction Documents, all in form and substance reasonably satisfactory to SWB.

ARTICLE IX TERMINATION, WAIVER AND AMENDMENT
9.1 Termination. This Agreement may be terminated:
(a) at any time prior to the Closing, by the mutual consent in writing of SWB and Bancshares;

(b) at any time prior to the Closing, by SWB in writing if either Bancshares or the Bank has, or by Bancshares in writing if SWB has, breached (i) any material covenant or undertaking contained herein, or (ii) any representation or warranty contained herein in any material respect and, in each case, such breach shall be incapable of cure or, if curable, has not been cured within thirty (30) days following the giving of written notice of such breach to the breaching party;

(c) at any time, by SWB or Bancshares in writing, if any of the applications for prior approval referred to in Section 6.2 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 8.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Closing;

(d) by Bancshares prior to a vote of the shareholders of Bancshares on the Agreement if, after receiving the Superior Proposal and the absence of any prior breach of the provisions of Section 7.5 of this Agreement, the Board of Directors of Bancshares determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of Bancshares under applicable law; provided, that Bancshares may not terminate this Agreement pursuant to this Section 9.1(d) until two Business Days have elapsed following delivery to SWB of written notice of such determination by Bancshares (which notice will inform Bancshares of the material terms and conditions of the Superior Proposal);

(e) by SWB or Bancshares in writing, if the Closing has not occurred by the close of business on December 31, 2015; provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

9.2 Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) this Section 9.2 and Article X in its entirety shall survive any such termination; (ii) such termination shall not affect the obligations of any of the parties under the Confidentiality Agreement; and (iii) a termination pursuant to Section 9.1(b) shall not relieve the breaching party from liability for any grossly negligent or willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

(b) In the event this Agreement is terminated by Bancshares pursuant to Section 9.1(d) hereof or the Board of Directors withdraws its recommendation to approve this Agreement in accordance with Section 7.4(c), then, in either of such events, Bancshares shall pay to SWB a termination fee in the amount of $2,000,000 (the “Termination Fee”), in the manner and at the time set forth in Section 9.2(c) hereof.

(c) If the Termination Fee becomes payable pursuant to Section 9.2(b), it shall be paid by wire transfer of immediately available funds to an account designated by SWB within two Business Days after termination of this Agreement.  Bancshares acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, SWB would not have entered into this Agreement, and that such amounts do not constitute a penalty.  If Bancshares fails to promptly pay SWB the amounts due under this Section 9.2 within the time period specified herein, Bancshares shall pay all costs and expenses (including attorneys’ fees) incurred by SWB in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest from the date due at the prime rate of

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

interest, as adjusted from time to time, reported in the “Money Rates” section of The Wall Street Journal.

9.3 Survival of Representations, Warranties and Covenants.  No investigation by SWB or Bancshares made before or after the date of this Agreement shall affect the representations or warranties which are contained in this Agreement; provided, that all representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants and agreements that, by their terms, are to survive and be performed, in whole or in part, after the Effective Time.  Notwithstanding the foregoing, the covenants contained in Section 7.6 (Indemnification; Insurance) shall survive for the period specified therein, the covenants contained in Article X shall survive indefinitely, and the covenants set forth in the Restrictive Covenant Agreements shall survive until the expiration of the applicable periods specified therein.

9.4 Waiver.  Each party hereto by written instrument may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (c) the performance by the other party of any of its obligations set forth herein.

9.5 Amendment or Supplement. This Agreement may be amended or supplemented at any time by a mutual agreement in writing executed by all of the parties hereto.
ARTICLE X MISCELLANEOUS

10.1 Expenses.  SWB shall bear and pay all costs and expenses incurred by SWB in connection with the transactions contemplated by this Agreement.  Bancshares shall bear and pay all costs and expenses incurred by Bancshares or the Bank in connection with the transactions contemplated by this Agreement, including, in each case, the Professional Fees.    Notwithstanding the foregoing, SWB will bear and pay all costs and expenses associated with the Registration Statement and the Proxy Materials (other than the fees, costs and expenses of Bancshares’ Advisors).

10.2 Entire Agreement.  This Agreement (including the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

10.3 Assignment; Successors; Third-Party Beneficiaries.  None of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other party or parties.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.  Except as provided in Section 7.6, nothing in this Agreement is intended

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

to confer upon any Person, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.  The Indemnified Parties are specifically made third party beneficiaries of Section 7.6.

10.4 Specific Performance; Remedies Not Exclusive.  Each party hereto acknowledges that the other party would be irreparably harmed and that there would be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement.  Accordingly, it is agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.  All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Exhibits hereto) or applicable law.

10.5 Attorneys’ Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, including, without limitation, any administrative costs of an arbitration in addition to any other relief to which it may be entitled.

10.6 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to SWB:

Southwest Bancorp, Inc.

608 South Main Street

Stillwater, OK    74074

Fax: (855) 252-8637

Attn:Mark W. Funke

With required copies to:

Southwest Bancorp, Inc.

6301 Waterford Blvd., Suite 400

Oklahoma City, OK  73118

Fax:  (855)  252-8643

Attn:  Rusty N. LaForge, General Counsel

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK  73102

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

Fax: (405)  228-7447

Attn: C. Bruce Crum

If to Bancshares or the Bank:

First Commercial Bancshares, Inc.

1601 S. Kelley

Edmond, OK  73013

Fax: (405)  844-9110

Attn:James F. Canton

With a  required copy to:

Hartzog Conger Cason & Neville

201 Robert S. Kerr Avenue, Suite 1600

Oklahoma City, OK  73102

Fax: (405)  996-3403

Attn:Steven C. Davis and John D. Robertson

10.7 Severability.  In the event any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of any such provision in any other jurisdiction.

Counterparts; Facsimile/Electronic Transmission

.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

10.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

10.9 Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

*      *      *      *

Agreement and Plan of Reorganization (May 2015) (Final Execution Copy)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SOUTHWEST BANCORP INC.

By:

Mark W. Funke, President & CEO

FIRST COMMERCIAL BANCSHARES, INC.

By:

James F. Canton, President

FIRST COMMERCIAL BANK

By:

James F. Canton, President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT A

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (the “Merger Agreement”) is made and entered into as of the ____ day of ______________, 2015, by and between Bank SNB,  an Oklahoma banking corporation (“Bank SNB”), and First Commercial Bank, an Oklahoma banking corporation (the “Bank”), with reference to the following:

W I T N E S S E T H:

WHEREAS, Bank SNB is a state banking corporation duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of 1,569,825 shares of common stock, par value $.10 per share, all of which shares are currently issued and outstanding and owned, beneficially and of record, by Southwest Bancorp, Inc. (“SWB”); and

WHEREAS, the Bank is a banking corporation duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of 1,000,000 shares of common stock, par value $5.00 per share (the “Bank Common Stock”), 500,979 of which are issued and outstanding and owned, beneficially and of record, by First Commercial Bancshares, Inc. (“Bancshares”); and

WHEREAS, Bancshares and the Bank have entered into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with SWB, providing for the acquisition by merger (the “Merger”) of Bancshares; and

WHEREAS, the Acquisition Agreement provides that following the Effective Time of the Merger, the Bank will be merged with and into Bank SNB pursuant to the terms of this Merger Agreement and in accordance with the laws of the State of Oklahoma.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

1. The Merger and Related Matters.

1.1 The Merger.  At the Effective Time, as defined in Section 1.2 hereof, the Bank shall be merged with and into Bank SNB (the “Bank Merger”), and Bank SNB shall be (and is hereinafter sometimes referred to as) the “Resulting Bank,” which shall have the name “Bank SNB.”

1.2 Effective Time.  The Bank Merger shall become effective at such time as the parties hereto shall determine, subject to the obtaining of all required shareholder and regulatory approvals and the expiration of any waiting periods (the “Bank Merger Effective Time”); provided, in no event shall the Bank Merger become effective until after the effectiveness of the Merger.

Exhibit A to theA - 1

Agreement and Plan of Reorganization

1.3 Effect of Bank Merger.  At the Bank Merger Effective Time, all rights, franchises and interests of Bank SNB and the Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer.  The Resulting Bank, upon the Bank Merger and without any order or any other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Bank SNB and the Bank, respectively, immediately prior to the Bank Merger.  The Resulting Bank shall be liable for all liabilities of Bank SNB and the Bank; all debts, liabilities, obligations and contracts of Bank SNB and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Bank SNB or the Bank, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of either Bank SNB or the Bank shall be preserved unimpaired.

1.4 Additional Actions.  If, at any time after the Bank Merger Effective Time, Bank SNB shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm of record or otherwise in Bank SNB its right, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by Bank SNB as a result of, or in connection with, the Bank Merger, or (b) to otherwise carry out the purposes of this Merger Agreement, the Bank and its officers and directors shall be deemed to have granted to Bank SNB an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Bank SNB and otherwise to carry out the purposes of this Merger Agreement.  The officers and directors of Bank SNB are fully authorized in the name of the Bank or otherwise to take any and all such actions.

2. Cancellation of Shares.  All of the Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall by virtue of the Bank Merger, and without any further action on the part of the holders thereof, cease to be outstanding, and shall be automatically cancelled and shall cease to exist, and no consideration shall be paid or delivered with respect thereto.

3. Certificate of Incorporation; Bylaws.

3.1 Certificate of Incorporation.  The Certificate of Incorporation of Bank SNB, as in effect immediately prior to the Bank Merger Effective Time, shall be the Certificate of Incorporation of the Resulting Bank, unless and until amended as provided by law and such Certificate of Incorporation.

3.2 Bylaws.  The Bylaws of Bank SNB, as in effect immediately prior to the Bank Merger Effective Time, shall continue to be the Bylaws of the Resulting Bank until

Exhibit A to theA - 2

Agreement and Plan of Reorganization

altered, amended or repealed as provided by law, the Certificate of Incorporation of the Resulting Bank and said Bylaws.
4. Directors and Officers.
4.1 Directors. The names and residences of the directors of the Resulting Bank are set forth on Appendix I hereto.
4.2 Officers. The names and residences of each of the officers of the Resulting Bank are set forth on Appendix II hereto.

4.3 Tenure of Directors and Officers.  The directors and the officers of the Resulting Bank shall hold office until the next annual meetings of shareholders and directors, respectively, subject to the provisions of the laws of the State of Oklahoma and subject to the Certificate of Incorporation and Bylaws of the Resulting Bank.

5. Offices of Resulting Bank.  At the Bank Merger Effective Time, the main banking office of the Resulting Bank will be located at 608 South Main Street, Stillwater, Oklahoma.  Full-service branch offices of the Resulting Bank will be located at the addresses specified in Appendix III hereto.

6. Capitalization of Resulting Bank.

6.1 Capital Stock.  At the Bank Merger Effective Time, the authorized, issued and outstanding capital stock of the Resulting Bank shall consist of 1,569,825 shares of common stock, par value $.10 per share.

6.2 Surplus and Undivided Profits.  The amount of capital stock of the Resulting Bank shall be the amount of capital stock of Bank SNB immediately prior to the Bank Merger Effective Time.  At the Bank Merger Effective Time, the Resulting Bank shall have a surplus and undivided profits equal to the combined surplus and undivided profits of Bank SNB and the Bank immediately prior to the Bank Merger Effective Time, adjusted for all applicable accounting adjustments incident to the Bank Merger.

7. Representations and Warranties of Bank SNB.

7.1 Corporate Organization.  Bank SNB is duly organized, validity existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  Bank SNB is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by Bank SNB.

7.2 Capitalization.  The authorized capital stock of Bank SNB consists of 1,569,825 shares of common stock, par value $.10 per share, all of which are issued and outstanding.  All shares of Bank SNB common stock have been duly and validly authorized and issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, are nonassessable.  There are no outstanding options, warrants or rights to subscribe for or purchase from Bank SNB any

Exhibit A to theA - 3

Agreement and Plan of Reorganization

of its capital stock or any securities convertible into or exchangeable for any of Bank SNB’s capital stock, and no authorization therefore has been given.

7.3 Authorization of Merger Agreement.  Bank SNB has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Bank SNB and by its sole shareholder, and no other corporate act or proceeding on the part of Bank SNB is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

8. Representations and Warranties of Bank.

8.1 Corporate Organization.  The Bank is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by it.

8.2 Capitalization.  The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, par value $5.00 per share, 500,979 of which are issued and outstanding.  All shares of Bank Common Stock have been duly and validly authorized and issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, are nonassessable.  There are no outstanding options, warrants or rights to subscribe for or purchase from the Bank any of its capital stock or any securities convertible into or exchangeable for any of the Bank’s capital stock, and no authorization therefore has been given.

8.3 Authorization of Merger Agreement.  The Bank has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Bank and by its sole shareholder, and no other corporate act or proceeding on the part of the Bank is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

9. Conditions Precedent.  The respective obligations of each party to effect the Bank Merger shall be expressly conditioned upon and subject to (i) the closing of the Merger as contemplated by the Acquisition Agreement, (ii) the receipt of all necessary regulatory approvals required for the transactions contemplated hereby and by the Acquisition Agreement, and (iii) the expiration of any statutory waiting periods with respect to the Bank Merger and, if applicable, the Merger.

10. Termination.  At any time prior to the Bank Merger Effective Time, whether before or after approval of the Bank Merger by the sole shareholders of Bank SNB and the Bank, this Agreement (a) may be terminated by mutual agreement of Bank SNB and the

Exhibit A to theA - 4

Agreement and Plan of Reorganization

Bank, and (b) shall be terminated forthwith in the event that the Acquisition Agreement shall be terminated as provided therein.  In the event of the termination of this Merger Agreement, this Merger Agreement shall become void, and there shall be no liability on the part of Bank SNB or the Bank, except as otherwise provided in the Acquisition Agreement.

11. Waiver and Abandonment; Amendment.  Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholders of Bank SNB or the Bank, by the party which is entitled to the benefits thereof; and this Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholders of Bank SNB or the Bank, by the parties hereto.

12. Notices. Any notice or communication required or permitted to be made in accordance with Section 10.6 of the Acquisition Agreement.
13. Binding Effect. This Merger Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

14. Further Assurances.  Each of the parties hereto agrees to execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by another party as is necessary or desirable to consummate the transactions contemplated by this Merger Agreement.

15. Construction.  This Merger Agreement shall be construed and interpreted in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein except to the extent federal law may be applicable.

16. Counterparts; Facsimile.  This Merger Agreement may be executed in any number of counterparts, which, taken together, shall constitute one and the same instrument.  A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

17. Entire Agreement.  This Merger Agreement and the Acquisition Agreement, together with the exhibits thereto, set forth the entire understanding of the parties hereto and supersede all prior agreements and understandings, whether oral or written.

IN WITNESS WHEREOF, Bank SNB and the Bank have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

BANK SNBFIRST COMMERCIAL BANK

By:By:

Mark W. Funke, PresidentJames F. Canton, President

Exhibit A to theA - 5

Agreement and Plan of Reorganization

EXHIBIT B

CERTIFICATE OF MERGER

MERGING FIRST COMMERCIAL BANCSHARES, INC.

INTO SOUTHWEST BANCORP, INC.

Southwest Bancorp, Inc., an Oklahoma corporation, pursuant to Section 1081 of Title 18 of the Oklahoma Statutes,

DOES HEREBY CERTIFY:

FIRST.That the name of the constituent corporations are Southwest Bancorp, Inc., an Oklahoma corporation, and First Commercial Bancshares, Inc., an Oklahoma corporation.

SECOND.That an agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 1081 of Title 18 of the Oklahoma Statutes.

THIRD.That the name of the surviving corporation is Southwest Bancorp, Inc.

FOURTH.That the certificate of incorporation of Southwest Bancorp, Inc. shall be the certificate of incorporation of the surviving corporation.

FIFTH. That the executed agreement of merger is on file at the principal place of business of the surviving corporation, which is located at 608 South Main Street, Stillwater, Oklahoma 74074.

SIXTH.That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.

SEVENTH.This merger shall be effective at ____ p.m. Central Time, on ________________, 2015.

IN WITNESS WHEREOF, Southwest Bancorp, Inc. has caused this certificate to be signed by its President and attested by its Secretary this ____ day of ______________, 2015.

ATTEST: Secretary	SOUTHWEST BANCORP, INC. By: Mark W. Funke, President

Exhibit B to theB - 1

Agreement and Plan of Reorganization

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”), is made and entered into as of this ____ day of ___________, 2015 by and between Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”), and the undersigned (the “Key Individual”) with reference to the following:

WHEREAS, the Key Individual owns shares of common stock (the “Common Stock”) of First Commercial Bancshares, Inc., an Oklahoma corporation (“Bancshares”); and

WHEREAS, the Key Individual may also have served or is currently serving as an officer, director or employee of Bancshares or its wholly-owned subsidiary, First Commercial Bank, an Oklahoma banking corporation (the “Bank”);

WHEREAS, SWB has entered into an Agreement and Plan of Reorganization, dated as of May __, 2015 (the “Acquisition Agreement”), by and between SWB,  Bancshares and the Bank, pursuant to which Bancshares will be merged with and into SWB (the “Merger”), and the Key Individual and the other shareholders of Bancshares will be entitled to receive the Merger Consideration in exchange for their shares of Bancshares Common Stock upon the terms and conditions set forth in the Acquisition Agreement; and

WHEREAS, as a condition and inducement to SWB’s willingness to enter into the Acquisition Agreement and consummate the Merger, the Key Individual has agreed to enter into this Agreement in order to protect the Confidential Information (as defined below) of SWB and its affiliates and preserve the business of Bancshares and the Bank for SWB and its affiliates following the Merger.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SWB and the Key Individual agree as follows:

1. Nondisclosure of Confidential Information.  The Key Individual acknowledges that he or she has been and may continue to be privy to trade secrets and confidential proprietary information critical to SWB,  Bancshares and/or the Bank, including, without limitation, information developed or used by Bancshares and the Bank, relating to the business, operations, employees, customers and suppliers of Bancshares, the Bank and their respective affiliates.  All such information is hereinafter referred to as “Confidential Information.”  The Key Individual recognizes that all such Confidential Information is the property of either SWB,  Bancshares or the Bank, as applicable.  From and after the date hereof through the third anniversary of the later of the date hereof or the date on which the Key Individual is no longer employed by SWB or an Affiliate of SWB, the Key Individual shall not, directly or indirectly, without the prior written consent of SWB, disclose any Confidential

Exhibit C to theC - 1

Agreement and Plan of Reorganization

Information to any Person other than SWB or its designees, whether or not such Person is a competitor of SWB or its affiliates, and shall use the Key Individual’s reasonable best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, the Key Individual prior or subsequent to the date hereof.  Notwithstanding any provision in this Agreement to the contrary, the Key Individual shall be authorized to disclose Confidential Information (a) as may be required by law or legal process or in any criminal proceed against him, (b) with the prior written consent of SWB, or (c) as may be reasonably necessary in the performance of his duties as an employee of SWB or an Affiliate of SWB.

2. Non-Competition.    From and after the date of this Agreement and ending eighteen (18) months following the date hereof (the “Covered Period”), the Key Individual (either personally or by or through his agent) shall not, directly or indirectly, with or without compensation, engage in, be employed by or have any interest in (whether as a shareholder, director, officer, employee, subcontractor, partner, consultant, proprietor, agent or otherwise) any federally insured depository institution or an affiliate of such insured institution, having an office located, or any employees principally doing business, in Oklahoma County, Oklahoma or any county contiguous thereto (a “Prohibited Business”); provided, that the foregoing shall not (a) prevent or otherwise restrict the Key Individual from owning, directly or indirectly, in the aggregate, less than 1% of any class of securities of any competitor of SWB or its affiliates solely as a passive investment, or (b) require the Key Individual to divest his ownership in any Prohibited Business to the extent that such ownership exists as of the date of this Agreement and is disclosed in writing to SWB prior to the date hereof.

3. Non-Solicitation.  During the Covered Period, the Key Individual shall not, directly or indirectly, whether for himself or on behalf of any other person, hire, solicit or seek to hire any employee of SWB or any affiliate of SWB, or any individual who was an employee of Bancshares and/or the Bank during the six-month period prior to the date hereof, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with SWB or any of its affiliates or to become employed in any business or activities likely to be competitive with the business of SWB or any of its affiliates.  Additionally, during the Covered Period, the Key Individual shall not, for himself or on behalf of any person, directly or indirectly solicit, divert or attempt to solicit or divert any customer of SWB or any affiliate of SWB (who was or became a customer of SWB or such affiliate on the date hereof) for the purpose of causing such customer to reduce or refrain from doing any business with SWB or its affiliates, for so long as the customer remains a customer of SWB or such affiliate.  The Key Individual further agrees that, during the Covered Period, he will not, directly or indirectly, request or advise any customers of SWB or any of its affiliates to withdraw, curtail or cancel their business with SWB or such affiliate.  Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the customers or employees of SWB or its affiliates.  For purposes hereof, the term “affiliate” of SWB shall include, without limitation, Bank SNB; Bancshares; the Bank; and any other direct or indirect subsidiary of SWB.

4. Remedies.  The Key Individual acknowledges and understands that Sections 1, 2 and 3 of this Agreement are of a special and unique nature, the loss of which cannot

Exhibit C to theC - 2

Agreement and Plan of Reorganization

be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause SWB irreparable harm.  In the event of a breach or threatened breach by the Key Individual of the provisions of this Agreement, SWB shall be entitled to an injunction restraining him from such breach.  Nothing contained in this Agreement shall be construed as prohibiting SWB from pursuing, or limiting SWB’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Key Individual.

5. Key Individual’s Representations.  The Key Individual hereby represents and warrants to SWB that the execution, delivery and performance of this Agreement by the Key Individual does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Key Individual is a party or any judgment, order or decree to which the Key Individual is subject.

6. Successors Bound; Assignability.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, employees, agents, successors and permitted assigns.  This Agreement may not be assigned without the written consent of each of the parties hereto; provided,  SWB shall not be required to obtain the Key Individual’s consent in the event of an assignment of this Agreement to a successor to the business of SWB, including any successor by operation of law as a result of a merger or similar corporate transaction in which SWB is a party or in connection with the transfer of all or substantially all of the assets or capital stock of SWB.

7. Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8. Counterparts; Facsimile.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument.  This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other electronic means to the other party.  Any party who delivers a signature page via facsimile or other electronic means agrees to deliver an original counterpart to the other party within a reasonable period of time following facsimile/electronic delivery of the signature page.

9. Amendment and Waiver.  No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.  No failure or delay by any party in exercising any right, power or remedy under this Agreement

Exhibit C to theC - 3

Agreement and Plan of Reorganization

shall operate as a waiver thereof or of any other right, power or remedy.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10. Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to the Key Individual, to the Key Individual’s most recent address as reflected on the books and records of Bancshares.

If to SWB, to:

Southwest Bancorp, Inc.

Attn:  _______________

608 South Main Street

Stillwater, OK  74074

Fax: (405)  742-1820

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.
12. Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given in the Acquisition Agreement.

13. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

****

Exhibit C to theC - 4

Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTHWEST BANCORP INC.

By:

Mark W. Funke, President

Name:

[SIGNATURE PAGE TO RESTRICTIVE COVENANT AGREEMENT]

Exhibit C to the

Agreement and Plan of Reorganization

EXHIBIT D

SHAREHOLDER VOTING AGREEMENT

_______________, 2015

Southwest Bancorp, Inc.

608 South Main Street

Stillwater,  OK  74074

Gentlemen:

The undersigned shareholder of First Commercial Bancshares, Inc.,  an Oklahoma corporation (“Bancshares”), understands that Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”) is concurrently herewith entering into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Bancshares and its wholly-owned subsidiary, First Commercial Bank, an Oklahoma banking corporation (the “Bank”).  Subject to the terms and conditions of the Acquisition Agreement,  Bancshares will merge with and into SWB (the “Merger”), and the issued and outstanding shares of common stock of Bancshares (the “Bancshares Common Stock”) will be converted into the right to receive the Merger Consideration as described in the Acquisition Agreement.

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Acquisition Agreement.  The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Agreement”) shall terminate upon the earlier of (a) consummation of the Merger, or (b) the termination of the Acquisition Agreement unless the Acquisition Agreement is terminated by SWB in accordance with Section 9.1(b) of the Acquisition Agreement.

1. In order to induce SWB to enter into the Acquisition Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of Bancshares’ shareholders contemplated by Section 7.4 of the Acquisition Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Acquisition Agreement and the Merger all of the shares of Bancshares Common Stock beneficially owned or controlled by the undersigned individually (including any shares of Bancshares Common Stock owned by entities controlled by the undersigned) and, to the extent of the undersigned’s proportionate voting interests, shares of Bancshares Common Stock jointly owned with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Bancshares Common Stock over which the undersigned may hereafter acquire beneficial ownership or control (collectively, the “Shares”).  The undersigned further agrees that he will use his best efforts to cause any other shares of Bancshares Common Stock over which he has or shares voting power to be voted in favor of the Acquisition Agreement and the Merger.

2. Exhibit D to theD - 1 Agreement and Plan of Reorganization

The undersigned represents and warrants that he has or shares the beneficial ownership or voting control of the number of shares of Bancshares Common Stock set forth opposite his name on Schedule A hereto (which schedule includes shares of Bancshares Common Stock held by entities controlled by the undersigned).  The undersigned further represents, warrants and agrees that until the earlier of (a) the consummation of the transactions contemplated by the Acquisition Agreement, or (b) the termination of this Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

(a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Bancshares that would have the effect of any Person, other than SWB or an affiliate of SWB, acquiring Control (as defined below) over Bancshares or any substantial portion of the assets of Bancshares; (ii) any acquisition or purchase from Bancshares or the Bank by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of Bancshares or the Bank or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of Bancshares or the Bank, or any merger, consolidation, business combination or similar transaction involving Bancshares or the Bank pursuant to which the shareholders of Bancshares or the Bank immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Bancshares or the Bank; or (iv) any liquidation or dissolution of Bancshares or the Bank; or

(b) sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of Bancshares Common Stock are owned of record or beneficially by the undersigned on the date hereof (including shares held by entities controlled by the undersigned) or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship, with the prior written consent of SWB (which consent will not be unreasonably withheld), provided that such transferee agrees to be bound by the terms hereof; or (iv) as SWB may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

3. The undersigned represents that (a) he has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement and that this Agreement does not conflict with the terms of any other agreement, understanding or document to which he is a party; (b) this Agreement constitutes a valid and binding agreement

Exhibit D to theD - 2

Agreement and Plan of Reorganization

with respect to the undersigned, enforceable against the undersigned in accordance with its terms; (c) to the extent the Shares are owned individually, he has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Agreement, and (d) to the extent the Shares are owned by an entity identified on Schedule A, he controls the manner in which the entity can vote the Shares.

4. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that SWB shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which SWB is entitled at law or in equity.

6. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.  If any provision hereof is deemed unenforceable by a court of law the enforceability of the other provisions of this Agreement shall not be affected.

8. It is a condition to the effectiveness of this Agreement that the Acquisition Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

_________________________________
Name

Exhibit D to theD - 3

Agreement and Plan of Reorganization

Accepted and Agreed:

SOUTHWEST BANCORP INC.

By:

Mark W. Funke, President

Exhibit D to theD - 4

Agreement and Plan of Reorganization

Schedule A – Shares Held by Shareholder

Name of Shareholder	Number of Shares Held Individually or in Controlled Entities	Percentage of Bancshares

Totals:		%

Exhibit D to theD - 5

Agreement and Plan of Reorganization